As filed with the Securities and Exchange Commission on December 19, 2025

Registration No. 333-289725

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSpecimen Inc.

(Exact name of registrant as specified in its charter)

Delaware	8731	27-0480143
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

8 Cabot Road, Suite 1800

Woburn, MA 08101

Telephone: (781) 301-6700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Katharyn Field

President

8 Cabot Road, Suite 1800

Woburn, MA 01801

(781) 301-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.

Barry P. Biggar, Esq.

Benjamin E. Sklar, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas

New York, New York 10036

Phone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION	DATED DECEMBER 19, 2025

1,559,828 Shares of Common Stock

This prospectus relates to the offer and resale of up to an aggregate of 1,559,828 shares of common stock, par value $0.0001 per share, of iSpecimen Inc., held by selling stockholders, consisting of the following: (i) 267,379 shares of common stock (the “Shares”) and (ii) 1,292,449 shares of common stock (the “Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Warrants”), each exercisable into one share of common stock at a nominal exercise price per share of $0.0001, without expiration, all of which were issued by us in connection with a private placement transaction (the “August 2025 Private Placement”) pursuant to a securities purchase agreement, dated as of July 31, 2025 (the “Purchase Agreement”). The holders of the Shares and the Warrant Shares and the Warrants are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.”

This prospectus also covers any additional shares of common stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Shares or the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Shares or Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Shares or Warrant Shares in the section titled “Plan of Distribution” on page 39.

We are registering the Shares and Warrant Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in this prospectus, we may receive up to $0.0001 per share upon the cash exercise of each of the Warrants. We cannot predict when and in what amounts or if the Warrants will be exercised. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares and the Warrant Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares and the Warrant Shares.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “ISPC.” On December 18, 2025, the last reported sale price for our common stock was $0.3878 per share.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings. This prospectus describes the general manner in which the Shares and the Warrant Shares may be offered and sold. If necessary, the specific manner in which the Shares and the Warrant Shares may be offered and sold will be described in a supplement to this prospectus.

Investing in our Common Stock involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 9 before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [*].

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time the Shares and Warrant Shares. You should rely only on the information contained in this prospectus or incorporated by reference into this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (the “SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus or any prospectus supplement - the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

When used herein, unless the context requires otherwise, references to the “iSpecimen” “Company,” “we,” “our” and “us” refer to iSpecimen, Inc., a Delaware corporation.

Trademarks

This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contains various forward-looking statements various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) that reflect our current expectations and views of future events. Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

➢	our ability to enter into contracts with healthcare providers to gain access to specimens, subjects, and data on favorable terms;

➢	our ability to obtain new customers and keep existing customers;

➢	development of our technology to adequately keep pace to support expansion of our existing line of business or our entry into new lines of businesses;

➢	market adoption rate of our marketplace technology;

➢	our ability to continue to expand outside of the United States in compliance with local laws and regulations;

➢	our business model generally and our utilization of the proceeds from this offering;

➢	acceptance of the products and services that we market;

➢	the viability of our current intellectual property;

➢	government regulations and our ability to comply with government regulations;

➢	our ability to retain key employees;

➢	adverse changes in general market conditions for biospecimens;

➢	our ability to generate cash flow and profitability and continue as a going concern;

➢	our future financing plans; and

➢	our ability to adapt to changes in market conditions which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

iii

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully before making an investment decision.

Unless otherwise noted, the share and per share information in this prospectus reflects a reverse stock split of the outstanding common stock of the Company at a ratio of 1-for-20, which was effected on September 13, 2024.

Our Mission, Vision, and Core Values

iSpecimen’s mission is to accelerate life science research, discovery and development with a global marketplace platform that connects researchers to subjects, specimens, and associated data. Our vision is to create an “Amazon-like” global Marketplace of patients, biospecimens, and data for research to improve the quality of human life. We implement employee programs that foster a company culture predicated on the core values of corporate and individual growth, results and accountability, team before self; a can-do positive attitude, and the perseverance to succeed.

Overview

iSpecimen is a technology-driven company founded to address a critical challenge: how to connect life science researchers who need human biofluids, tissues, and living cells (“biospecimens”) for their research, with the billions of biospecimens available (but not easily accessible) in healthcare provider organizations worldwide. Our ground-breaking iSpecimen Marketplace platform was designed to solve this problem and transform the biospecimen procurement process to accelerate medical discovery.

The iSpecimen Marketplace brings new capabilities to a highly fragmented and inefficient biospecimen procurement market. Our technology consolidates the biospecimen buying experience in a single, online marketplace that brings together healthcare providers who have biospecimens and researchers across industry, academia, and government institutions who need them. We are seeking to transform the world of biospecimen procurement much like the way travel websites changed the consumer buying process for flights, hotels, and rental cars.

The iSpecimen Marketplace Solution

The iSpecimen Marketplace offers single-source access to millions of human biospecimens and patients across a diverse network of specimen providers quickly and compliantly, saving researchers time and money in their specimen procurement process while making it easier and more efficient for providers to get their specimens in the hands of researchers who need them. Our iSpecimen Marketplace technology makes it as easy to find specimens for research as it is to find flights on a travel website. We have adopted many of the same ease-of-use characteristics of these business-to-consumer, or B2C, marketplaces, from simple guided searches to the ability to refine search criteria with sliders and checkboxes, to the ability to add chosen items to a cart in order to purchase them, to online order management. Our two-sided marketplace platform makes it easy for researchers and healthcare providers to connect and transact, introducing efficiencies into what is otherwise a very time- consuming and manual process.

Our iSpecimen Marketplace technology is groundbreaking in the human biospecimen procurement space. In a world where there are thousands of biospecimen providers who typically rely upon e-mail and spreadsheets to communicate with customers to manage the bioprocurement process, our iSpecimen Marketplace offers a more efficient user experience to life science researchers who are looking for better ways to access research subjects, specimens, and data, and to healthcare provider organizations, who are looking to realize their missions of supporting research while augmenting their bottom line.

Planned Developments of our Marketplace

While the iSpecimen Marketplace currently supports our business model of providing access to search, find, and acquire human biospecimens and associated data from “inquiry to invoice” and positions us for future expanded business model exploration, there are a number of areas in which the iSpecimen Marketplace functionality could be enhanced to better support our stakeholders, including our prospects and customers, iSpecimen sales and operations staff, and our supply partners. We believe with additional investment in technology development resources, we could make significant progress in scaling our iSpecimen Marketplace and, in addition to increased patient and specimen data integration, we expect to continue to improve the matchmaking across the platform and have capabilities such as more direct support for our prospective collections, deeper search and workflow capabilities, increased automation, and direct pricing availability in the platform.

As investment allows, we plan to continue to better connect healthcare researchers with our network of suppliers to enable the acquisition of human biospecimens and data to help accelerate research and expand the impact of our iSpecimen Marketplace platform from “inquiry to invoice” through the following key approaches:

●	Enhance the customer experience. By working with our prospects and customers to understand their needs, we strive to provide a platform that more easily enables them to specify and find human biospecimens and data that meet the requirements of their research.

●	Increase our supplier engagement. By continuing to engage with our supply partners to deliver solutions that make their interactions with us more fulfilling, we become more seamlessly integrated into their workflows and daily operations.

●	Improve operational efficiency. By measuring the results of our operational workflows, we endeavor to reduce the friction and manual efforts in our processes and systems.

We continue to prioritize and release updated versions of the iSpecimen Marketplace platform in alignment with these areas and believe that continuing to focus on these approaches will enable us to scale our business model more effectively. As part of this continued platform evolution, iSpecimen continues to explore adjacencies that leverage the platform including a data as a product model.

Our Technology

Technology Components

The iSpecimen Marketplace technology is comprised of four major functional areas: search; workflow; data; and administrative, compliance and reporting. We continue to invest in the evolution of these areas to improve customer and supplier engagement with the platform; provide operational efficiencies for our suppliers, our customers, and our internal operations; and increase the liquidity of products and services obtained through the platform. Our core business objective is to retain and grow both researcher and supplier usage of our platform to support biospecimen procurement, as well as to position our Company to explore other adjacent business opportunities that can benefit from the use of the iSpecimen Marketplace.

●	Search. The primary purpose of the iSpecimen Marketplace is to matchmake between those with access to subjects, specimens, and data, and those with a need for them to power their research. By entering subject and sample selection requests through the iSpecimen Marketplace, researchers can instantly search across the available medical records of large populations within iSpecimen’s healthcare provider network to create customized patient and specimen cohorts. Researchers can specify their criteria and either refine and review results to select specific specimens instantly, or they can request that iSpecimen find patients, specimens, and associated data to satisfy their needs when specimens do not currently exist in our network. Using our own proprietary algorithms, we enable researchers to explore both biospecimens that are currently available and view projections of those that are likely to become available in the future based on historic statistical analysis of data. This allows researchers to quickly and easily determine how we can fulfill their requirements, which is especially useful for project planning and budgeting.

●	Workflow. Our workflow engine supports the unique bioprocurement workflows of our suppliers, customers, and internal iSpecimen operations users. For our suppliers, our ability to easily integrate into their environments and automate key parts of their bioprocurement workflow enables us to maintain a level of engagement and responsiveness necessary to successfully deliver on specimen requests from our research customers. We make it easy for suppliers to list their specimens in our iSpecimen Marketplace by receiving their data in the most commonly used data transmission formats for healthcare data, such as HL7 feeds (a healthcare data interchange standard), JSON files (a standard data interchange format), and CSV files (a comma separated values file used for tabular data), and then by harmonizing this data into standard terminology sets that allows their specimens to be searchable by our research customers. We provide these onboarding services at no charge to our supply partners. Additionally, our iSpecimen Marketplace technology enables suppliers to track and manage all of their specimen requests from feasibility assessment through the ordering and fulfillment process in a single web application, thereby streamlining their bioprocurement workflow. Because the work that we do with our suppliers is often a secondary concern to their primary mission of providing patient care, we believe that seamlessly integrating into their workflow is critical to its use and ongoing success.

●	Data. We power search and orchestrate the procurement workflow through our ability to acquire, ingest, generate, and use big data from our healthcare provider partners. Working with a global, centralized set of healthcare providers, we receive this data in a variety of different formats and quality levels. We de-identify, normalize, and harmonize our supplier network’s data for usage in our iSpecimen Marketplace, ensuring the highest level of patient privacy and compliance with HIPAA and other applicable regulations that govern the research use of patient specimens and data.

●	Administrative, Compliance, and Reporting. Administrative, compliance, and reporting functions are critical components to enable users to properly evaluate and manage the bioprocurement process. Our administrative capabilities include functions such as user management to assign users and roles and password management to ensure passwords are updated regularly, among other capabilities. Compliance management includes manual and technology-based processes that allow iSpecimen to track and manage unique regulatory and legal requirements across customers and suppliers (such as consent requirements versus consents granted, required specimen and data uses versus allowable specimen and data uses, resale or distribution requirements versus resale or distribution rights) to make sure that customer requirements and supplier requirements match before transferring specimens and data. Additionally, we conduct regular audits of supply sites capabilities and confirm that supply sites have Institutional Review Board (or equivalent) protocols in place where required by law. Our reporting tools turn operational data into useful information by enabling users to view operational data in tables and other visualizations. Together, they help manage and streamline administrative, compliance, and operational functions.

Technology Development

The iSpecimen Marketplace software was developed over ten years with more than 80 staff years invested in research, development, implementation, maintenance and support. It comprises an orchestration of software as a service, or SaaS, solutions, commercial and open-source components, and custom developed software deployed in the cloud on a third-party hosting platform built and maintained through a combination of full- time staff and outsourced partners. The team uses agile practices to develop and improve the platform. We continue to enhance and improve the performance, functionality, and reliability of the iSpecimen Marketplace platform based on a user-informed roadmap that is actively updated based on internal and external feedback aligned with our goals.

The iSpecimen Marketplace relies on third parties for certain technology to support development, delivery, and operations of the platform including product management, software development, cloud hosting, data processing, content mapping, and security services. iSpecimen uses software (including source code) and other materials that are distributed under a “free,” “open source,” or similar licensing model, including software distributed under the Apache License, Version 2.0, The MIT License, Mozilla Public License 2.0 (MPL-2.0), GNU General Public License version 2, GNU Lesser General Public License version 2.1, Eclipse Public License 1.0 (EPL-1.0), Common Development and Distribution License 1.0. In addition, iSpecimen uses software and services from commercial providers. We do not believe any of them are not generally commercially available to us from other parties. iSpecimen does not have any technology licensing contracts signed within the last two years upon which our business is substantially dependent. We continue to evaluate partners whose capabilities can help us deliver our iSpecimen Marketplace solution in areas such as functionality, efficiency, and security and expect to continue to leverage and consider additional third-party capabilities in our ongoing Marketplace development.

Our Competitive Advantages

When successfully implemented, online marketplaces are a highly efficient supply chain that offer many advantages to both suppliers and customers, including lower costs, reduced procurement timeframes, increased revenue (for suppliers), increased access to a large and growing supply network (for customers), and reduced risks. While our iSpecimen Marketplace is providing these benefits now, we believe they will become even more apparent when the iSpecimen Marketplace achieves greater capabilities and scale as additional investment is made into the platform.

Our Products and Services

The iSpecimen Marketplace currently supports the supply chain management and bioprocurement process for specimens and associated data. We derive our revenue by procuring specimens from our healthcare provider network and then distributing these annotated biospecimens to our research client base. Revenue flows from the researchers who pay our Company to provide the specimens and we share that revenue back with the healthcare providers who supplied them. Revenue share back to the supplying organization is generally 20% to 50%, depending upon the sample type, collection requirements, and data provided. We are flexible and allow our suppliers to work with us using a number of revenue share constructs, including a fixed percent revenue share arrangement (whereby we share a fixed percentage of the revenue back with them), a fixed pricing schedule (whereby they set their pricing per specimen type), or on a project-based pricing (whereby the supply site sets fees on a per project basis). We have derived substantially all of our revenue from annotated biospecimen procurement and to date, have not charged our customers or suppliers fees for the use of the iSpecimen Marketplace platform, or for marketing, sales, contracting, or compliance functions that we provide as part of the specimen procurement process.

We generally operate in a “just in time” fashion, meaning we procure specimens from our suppliers and distribute specimens to our customers after we obtain an order for specimens from a research client. Generally, we do not speculatively purchase and bank samples in anticipation of future, unspecified needs. We believe our approach offers many advantages over a more traditional inventory-based supplier business model where biorepositories take inventory risks, and where turnover and cash conversion cycles can be lengthy, depending on market demand for certain specimen types.

Currently, we provide access to the following types of human biospecimens from healthy and diseased-state subjects:

●	Biofluids — such as whole blood, plasma, serum, urine, saliva, sputum, nasopharyngeal material, and cerebral spinal fluid;

●	Solid tissue — such as fresh, fixed, and cryopreserved tissue; and formalin-fixed paraffin embedded blocks, slides, and curls; and

●	Hematopoietic stem and immune cells — such as bone marrow, cord blood, whole blood, or sub- components of these tissues such as peripheral blood mononuclear cells (including normal or mobilized leukapheresis collections) and other isolated cell types (CD34+,T cells, NK cells, B cells, and monocytes).

For each of the biospecimen types, we offer:

●	Remnant specimens — specimens collected originally for clinical testing purposes but are no longer needed for clinical care of that patient. These samples typically are sourced from clinical laboratories and pathology laboratories prior to their disposal; and

●	Research use only specimens — specimens collected specifically for research via a direct intervention with a research subject, under a protocol that has been reviewed and approved by an ethics committee such as an Institutional Review Board (“IRB”) and with such research subject’s consent. These samples are typically sourced at healthcare providers or commercial partners that are a part of our supply network.

The cross product of all these categories (i.e., remnant or research use only and biofluids, tissues, or hematopoietic stem or immune cells) describes the product types we use to track and manage the business. These groupings include:

●	Remnant biofluids — These leftover clinical samples are procured from our clinical lab partners and are typically available days after specimen collection. They are generally priced to the researcher per specimen, depending upon specimen type, rarity, and requested data. These specimens contributed to approximately 13% of our revenue in 2023 and 13% of our revenue for the twelve months ended December 31, 2024, respectively.

●	Remnant tissue — These leftover anatomic pathology samples are procured from our pathology lab partners and typically are available years after they were first collected for clinical care. They are generally priced depending upon specimen type, rarity, and requested data.

●	Remnant hematopoietic stem and immune cells — Remnant hematopoietic stem and immune cells includes bone marrow, cord blood, whole blood, or their viable cellular components, that are left over from a clinical testing process. These samples may be obtained from clinical and anatomic pathology labs.

●	Next generation sequenced (“NGS”) tissues — NGS tissues include various cancer types that have been fully DNA/RNA sequenced to identify specific biomarkers of interest. The tissues screened are tumor only FFPE specimens. Results are analyzed and paired with clinical annotation to create a robust data package that has some utility even without the need for the specimen itself. Tissues used for the program are a combination of remnant waiver of consent tissue blocks along with RUO fully consented blocks.

●	Research use only biofluids — Research use only biofluids are collected directly from subjects, with their consent, and under an IRB (or equivalent) protocol. We obtain these samples via a variety of sources, including our biorepository and clinical research center partners. They are generally priced to the researcher per collection, depending upon specimen type, rarity, and requested data. These specimens contributed to approximately 39% of our revenue in 2023 and 39% of our revenue for the twelve months ended December 31, 2024, respectively.

●	Research use only tissue — Research use only tissues are collected directly from subjects, with their consent, and under an IRB (or equivalent) protocol. They are typically collected during a clinically required surgical procedure. We obtain these specimens from our biorepository partners, anatomic pathology laboratories, or clinical research centers that have relationships with surgical facilities. These samples are priced to the researcher per sample, depending upon specimen type, rarity, and requested data. These specimens contributed to approximately 47% of our revenue in 2023 and 47% of our revenue for the twelve months ended December 31, 2024, respectively.

●	Research use only hematopoietic stem and immune cells — Research use only hematopoietic stem and immune cells includes bone marrow, cord blood, whole blood, or their cellular components, which are collected from subjects with their consent and under an IRB (or equivalent) protocol. Some of the aforementioned products are collected from healthy subjects or diagnosed (diseased) subjects and may be offered to researchers in fresh or cryopreserved format. They are prospectively collected primarily from our blood donor center partners or picked from banked inventory maintained by our supply site partners. The collection of these samples may require subjects to undergo apheresis procedures, bone marrow extraction procedures, and/or hematopoietic stem cell (HSC) mobilization therapies. These products are generally priced to the researcher per collection depending upon collection type, specimen type, rarity (subject phenotype or attributes selected), required procedures, and requested data.

For each of these product types, biospecimens may already exist in laboratory archives or banked in our network of biorepositories (“banked”) or may be collected in the future from our network of healthcare providers and commercial specimen providers (“prospectively-collected” or “custom collections”).

Our Supply Partners

Critical to the success of the iSpecimen Marketplace is the network of healthcare providers who make their patients, samples, and data available to researchers. This supply network was built over a ten-year period and as of December 31, 2024, our supply network consisted of approximately 76 unique healthcare organizations and biospecimen providers under agreement, including healthcare systems, community hospitals, clinics, private practice groups, commercial laboratories, blood centers, commercial biobanks, clinical research sites, and cadaveric donation centers.

Our suppliers are located in eleven (11) countries across the Americas, Europe, and Asia and our cost of revenue for the years ended December 31, 2024 and 2023, break out as follows geographically:

	December 31,
	2024	2023
Americas	66.19%	64.87%
Europe, Middle East and Africa	27.24%	23.08%
Asia Pacific	6.57%	12.05%

There was one supplier that accounted for 11.3% of our total cost of revenue during the year ended December 31, 2024. There was one supplier that accounted for 12.7% of our total cost of revenue during the year ended December 31, 2023.

Each supplier organization may give us access to one or more of the following environments within their organization where specimens may be obtained:

Ø	Clinical labs — This environment provides access to remnant biofluids and is typically found in hospitals, commercial laboratories, clinics, and private practice groups. As of December 31, 2024, approximately 11 of our healthcare supply sites provided us with access to remnant biofluids originating in clinical labs;

Ø	Pathology labs — This environment provides access to remnant tissue and remnant hematopoietic stem and immune cells and typically exists within hospitals or commercial laboratories. As of December 31, 2024, approximately two (2) of our healthcare supply sites provided us with access to remnant tissue or cells originating in pathology labs;

Ø	Biorepositories — These organizations typically reside within larger healthcare systems or commercial organizations. Generally, they collect and store specimens for unspecified future research purposes. As of December 31, 2024, approximately 16 of our supply sites provided us with access to specimens stored in biorepositories;

Ø	Blood donor centers — These organizations typically collect large volumes of blood and derivatives for therapeutic or research purposes. They own and operate donor centers and may manufacture broad selection of isolated cell types (fresh or cryopreserved) from consented donors for research use. As of December 31, 2024, two (2) of our supply sites provided us with access to large volume blood products;

Ø	Cadaveric donation centers — These organizations receive whole cadavers and provide access to cadaveric tissues, biofluids, and stem cells, specifically for research purposes. As of December 31, 2024, one (1) of our supply sites provided us with cadaveric tissues and biofluids; and

Ø	Clinical research centers — These organizations generally reside within healthcare facilities such as hospitals or clinics, or they operate as standalone entities providing access to subjects for research programs. Subjects may be approached and consented to provide specimens when they are in for healthcare appointments (i.e. patient encounters) or may be called in to specifically participate in research projects. As of December 31, 2024, approximately 44 of our healthcare supply sites provided us with access to patients directly from over thousands hospitals and thousands of clinics and practice groups.

Supply sites may provide specimens from one or all these environments, depending on their practices and capabilities. Each supply site can select how it will work with our Company.

In addition to obtaining specimens and data directly from healthcare organizations, we work with several commercial biobanks and biospecimen brokers who have their own network of healthcare provider supply partners and wish to make their samples available to our research clients as well. While these organizations are generally considered our competitors, they are willing to work with us because we provide value by acting as both a distribution channel for them and a supply partner to them to increase their revenues. Moreover, the inclusion of competitors’ specimens in our iSpecimen Marketplace platform further strengthens our competitive position and value to our customers by further de- fragmenting our customers’ buying experience.

Our Customers

Our customer base is primarily comprised of three main segments: biopharmaceutical companies, in vitro diagnostic companies, and government/academic institutions. As of December 31, 2024, we had distributed our specimens to approximately 765 customers, such as the Centers for Disease Control and Prevention. Since entering the regenerative medicine market late 2019, we have acquired 33 customers representing 0.7% of our total revenue both in 2023 and in 2024.

From our inception through December 31, 2024, we had distributed more than 240,000 specimens to 23 countries and our geographical revenues distribution for the years ended December 31, 2024 and 2023 were as follows:

	December 31,
	2024	2023
Americas	85.13%	89.93%
Europe, Middle East and Africa	12.71%	9.10%
Asia Pacific	2.16%	0.97%

During the year ended December 31, 2024, there was one customer that accounted for approximately 29% of our total revenue generated. During the year ended December 31, 2023, there were one customer that accounted for approximately 25% of our total revenue generated. We continuously engage with all customers when we receive inbound requests from them, whether they are within or outside of the Americas. Year-over-year, our top customers have been different because their specimen needs tend to be project-based and depending upon where they are in their research and development cycle, they may not need large numbers of specimens each year. During the year, our customer retention rates are moderate, with 16 of our top 25 customers (64%) in the year ended December 31, 2023 also procuring specimens in the year ended December 31, 2024.

Biospecimens have broad utility within the healthcare and life science industries, as they are collected and used throughout nearly every stage of diagnostic and therapeutic product discovery and development. For diagnostic products, they are used consistently for preclinical discovery, clinical validation, and post-market validation, as well as surveillance. For therapeutic products, these samples are most often used during preclinical research involving drug target identification and validation, compound screening, lead optimization, predictive toxicology, and pharmacokinetic studies. They are also used for biomarker companion diagnostic discovery and development, which has been shown to reduce the costs of drug clinical trials by 30 to 60% according to Ark Research. In the case of regenerative medicine applications, hematologic samples are used for research and development of engineered cell therapies (e.g. CAR-T, CAR-NK), stem cell therapies (e.g. hematopoietic stem cells, mesenchymal stem cells), exosome therapies, identification of cell immunophenotypes for allogeneic therapies, and for developing and scaling-up cell therapy manufacturing processes.

Given recent advances in technology that now allow for the identification of molecular determinants of disease, the role of the patient’s biospecimen has become even more important in all these endeavors and is essential to the development of precision medicine. This pursuit of precision medicine by the healthcare and life science industries has further increased the already high demand for human biospecimens and the clinical data that describe them.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	The option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	Not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	Not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	Reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2026, which is the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering (“IPO”). However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part (the “Registration Statement”) and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period.

Recent Developments

Crypto Treasury Reserve

On August 7, 2025, we announced plans to establish a corporate treasury reserve of up to $200 million based on the Solana blockchain ecosystem. We have engaged WestPark Capital as an advisor and expect to retain BlockArrow Capital as treasury consultant. We currently do not hold any digital assets. We anticipate raising approximately $200 million over the next 1-2 years, with an initial financing of at least $50 million targeted in the fourth quarter of 2025, primarily from accredited retail and institutional investors. The program contemplates purchasing Solana tokens, or “SOL”, the native token of the Solana network, through over-the-counter transactions and reputable venues, subject to legal, regulatory, and counterparty due diligence. There can be no assurance as to the timing, size, form, or success of this initiative, and it involves significant risks, including market volatility, evolving regulation, financing dilution, and custody or cybersecurity concerns.

Nasdaq Compliance

On June 4, 2025, we received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were not in compliance with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1). As reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2025, we had stockholders’ equity of $1,668,513, which is below the required $2.5 million. Nasdaq further noted that we do not currently meet the alternative continued listing criteria related to market value of listed securities or net income from continuing operations. The notice has no immediate effect on the listing or trading of our common stock, which continues to trade on the Nasdaq Capital Market under the symbol “ISPC”. We submitted a compliance plan to Nasdaq within the required timeframe, and the plan is currently under review. If Nasdaq accepts the plan, we may be granted an extension of up to 180 calendar days from the date of the notice to evidence compliance. There can be no assurance that Nasdaq will accept our plan, that we will be able to regain compliance within any extension period that may be granted, or that our common stock will continue to be listed on Nasdaq.

Corporate Information

We were formed as a Delaware corporation in July 2009. Our headquarters are in Woburn, MA, and our principal executive offices are located at 8 Cabot Road, Suite 1800, Woburn, MA 01801, and our telephone number is (781)301-6700. Our website address is www.ispecimen.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The Offering

Common Stock Offered by Selling Stockholders:	1,559,828 shares

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants that are exercisable for the Warrant Shares offered hereby):	9,770,984 shares (1)

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. We would, however, receive proceeds upon the exercise of the Warrants held by the Selling Stockholders which, if such Warrants are exercised in full for cash, would be approximately $129. Proceeds, if any, received from the exercise of such Warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in its good faith, deems to be in the best interests of our Company. No assurances can be given that any of such Warrants will be exercised.

Nasdaq Symbol	ISPC

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)

The number of shares of our common stock outstanding prior to and that will be outstanding after this offering is based on 9,771,046 shares of common stock outstanding as of December 18, 2025, and excludes (a) outstanding stock options to purchase 2,919 shares of common stock at an average price of $50.48 per share; (b) outstanding restricted stock units of 27 shares issuable upon vesting; and (c) outstanding warrants to purchase 5,125 shares of common stock at an average price of $195.12 per share. Additionally, the number of shares of common stock that will be outstanding after this offering also includes up to an aggregate of 1,292,449 shares of common stock underlying the Warrants to be offered and sold by the Selling Stockholders.

RISK FACTORS

Risks Related to Our Business

We have incurred losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We are not currently profitable, and we may never achieve or sustain profitability.

We were founded in 2009 and completed our first commercial sale in 2012. We did not start generating revenues until 2016. We are not profitable and have incurred losses in each period since our inception in 2009. For the years ended December 31, 2024 and 2023, we reported net losses of $12,497,805 and $11,099,488, respectively. As of September 30, 2025, the Company had negative working capital of $2,096,503, an accumulated deficit of $77,348,904, cash and cash equivalents of $2,782,758, and accounts payable and accrued expenses of $5,487,904.

We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue to invest in the growth of our business. We may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may adversely affect our business. The magnitude of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate and grow revenue. Even if we achieve profitability in a future period, we may not be able to sustain profitability in subsequent periods. Our prior losses and expected future losses have had and will continue to have adverse effects on our stockholders’ equity (deficit) and working capital.

There is substantial doubt about our ability to continue as a going concern.

Our audited financial statements included in this Annual Report include an explanatory paragraph that indicates that they were prepared assuming that we would continue as a going concern. We have suffered recurring net losses and accumulated deficits as of September 30, 2025. These conditions raise substantial doubts about our ability to continue as a going concern. Our plan for continuing as a going concern includes improving our profitability and obtaining additional financing, including public and private placements of capital stock for additional funding to meet our operating needs. There can be no assurance that we will be successful in our plans described above or in attracting equity or alternative financing on acceptable terms, or if at all. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

During the year ended December 31, 2024, we identified a material weakness in our internal control over financial reporting that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate this material weakness or if we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. We are also required to make assessment of our internal controls over financial reporting pursuant to Section 404. We have included in this Annual Report management’s assessment disclosure of any material weaknesses in our internal control over financial reporting. Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC, following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act. We could be an emerging growth company for up to five years after the date of our initial public offering (“IPO”).

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this Annual Report, we identified a material weakness in our internal control over financial reporting related to a failure to design and maintain adequate controls to maintain appropriate documentation for the tax exempt status of its customers, calculate and collect sales tax at point of sale, and subsequently report and remit in a timely manner to the relevant tax jurisdictions sales tax obligations.

We initiated and implemented several remediation measures including, but not limited to, (i) engaging external tax advisors to complement internal resources and efforts and provide support in assessing the appropriate sales tax treatment associated with the Company’s products for all prior years in which the Company had generated revenue, (ii) obtaining sales tax exemption letters, representation letters or proof of payments of compensating use tax from our customers and we have started a collection effort of these sales taxes from certain customers who have notified the Company that they do not have a sales tax exemption letter, (iii) implementing a sales tax software platform solution for the calculation, communication, collection, and remittance of sales tax for all non-exempt future sales, and assisting with the collection and tracking of Voluntary Disclosure Agreements received from states where a potential sales tax liability may exist, (iv) designing and implementing enhanced policies, procedures and controls related to the calculation, communication, collection, and remittance of sales tax to relevant jurisdictions, and (v) training appropriate personnel in the effective design and execution of our enhanced policies, procedures, and controls, including the importance of the ongoing, consistent effective execution of such procedures and controls.

We believe the measures described above should address the material weakness identified and strengthen our internal control over financial reporting. These measures are expected to result in future costs for us. While we continue the process to implement our plan to remediate the material weakness, we cannot predict the success of such plan or the outcome of our assessment of this plan until the remediation initiatives have been completed and have been operating effectively for a sufficient period of time. We can give no assurance that these measures will remediate the deficiencies in internal control or that additional material weaknesses or significant deficiencies in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations for the year ended December 31, 2024, any of which could diminish investor confidence in us and cause a decline in our stock price.

We may identify future material weaknesses in our internal controls over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, and we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. We cannot assure that additional material weaknesses will not exist or otherwise be discovered, any of which could adversely affect our reputation, financial condition and results of operations.

We may likely require additional capital in the future and an inability to meet future capital needs could adversely impact our ability to operate.

We require substantial capital to fund our business growth and we will likely need additional capital in the future to fund our operations. In addition to investing in personnel growth commensurate with business growth, we believe we must continue to invest in the development of our iSpecimen Marketplace platform to enhance and improve its performance, functionality, ease of use, and reliability to carry out our business strategies. New industry standards, the availability of alternative products, and evolving life science research needs could render our products and services obsolete and/or new third-party marketplace technology may be introduced that makes it easier for our competitors to create their own marketplace platforms. Our success will depend, in part, on our ability to develop new products and services and make corresponding technology enhancements that address the increasingly sophisticated and varied needs of our suppliers and customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We cannot be certain that additional financing will be available to us if required on favorable terms or at all. To the extent that we cannot raise capital if needed, we may not be able to continue operations.

Our revenue trend is not predictive which can lead to difficulty in accurately forecasting future results.

Our revenue trend is not predictive and our ability to accurately forecast future results is limited and is impacted by a number of factors, including:

➢	Our revenue is transactional and not recurring. Researchers pay us to provide specimens when they have a need for specimens. We do not currently charge our customer or supply chain for access to the iSpecimen Marketplace;

➢	Our revenue is significantly concentrated and varies by customer year-over-year. There was one customer that accounted for approximately 29% of our revenue in 2024. In 2023, there was one customer that represented approximately 25% of our revenue;

➢	Researcher needs may change over the lifetime of a project, based on the stage of the project. A research customer in one time period may not have a need for specimens again in the next;

➢	Research projects get terminated or suspended for a variety of reasons, including funding issues or unexpected results. Any termination or suspension of a project may cause a corresponding cancellation or delay in purchase orders we have received for specimens; and

➢	Suppliers may not accurately estimate how long it will take them to fulfill specimen requests, making it more difficult to accurately forecast when we will recognize revenue on these specimen requests.

Many of these are outside of our control and all of which may change from time to time. Our historical revenue results should not be taken as predictive of future performance. There are many risks that could impact future performance resulting in variations in expected results which could lead to a negative business impact.

Our growth strategy may not prove viable and we may not realize expected results.

Our business strategy is to grow by improving and expanding iSpecimen’s Marketplace platform. This growth is expected to come through: (i) expansion of our platform capabilities to drive increased acquisition of annotated biospecimens through the platform, (ii) further expansion of our customer and supplier base in and outside the United States, and (iii) expansion into new lines of business such as patient recruitment and data licensing. Expansion of our existing business and entry into new lines of business will require a significant investment in technology development, supply development, operations, and marketing and sales. We may not achieve market expansion and acceptance and we may incur problems introducing new solutions and services. We may experience losses related to these investments, which could have a material adverse effect on our results of operations.

Our growth strategy involves a number of risks and uncertainties, including:

➢	We may not successfully enter into contracts with healthcare providers to gain access to specimens, subjects, and data on terms favorable to us or at all. This can limit our ability to grow in existing lines of business and expand into new lines of business;

➢	We may not obtain new customers or may lose existing customers if we cannot offer products and services that they need on a timely basis or at all;

➢	We may fail in the development of our technology and it may not adequately keep pace to support an expansion of our existing line of business or our entry into new lines of businesses;

➢	The market adoption rate of our marketplace technology may be too slow, and we may fail to get our customers and suppliers to transact for products and services using our technology;

➢	We may fail to continue to expand outside of the United States, especially if we are required to comply with laws and regulations that differ from geographies in which we currently operate;

➢	We may fail to gain market acceptance for new products or services; and/or

➢	We may lose to competitors, some of whom may have greater resources than we do. This competition may intensify due to the ongoing consolidation in the biospecimen industry, which may increase our costs to pursue opportunities.

If we fail to properly evaluate and execute existing and new business opportunities properly, we may not achieve anticipated benefits and may incur increased costs. There can be no assurance that we will be able to successfully capitalize on growth opportunities, which may adversely impact our business model, revenues, results of operations, and financial condition.

International operation expansion could expose us to additional risks which could harm our business, prospects, results of operation, and financial condition.

We operate internationally and expect to expand internationally. For example, we procure specimens from sites outside of the United States and we also distribute samples to organizations located around the world. As of June 30, 2025, we had customers in 5 countries and supply sites in 5 countries, International expansion exposes us to additional risks, including:

➢	changes in local political, economic, social, and labor conditions, which may adversely affect our business;

➢	risks associated with trade restrictions and foreign import requirements, including the importation and exportation of our solutions, as well as changes in trade, tariffs, restrictions or requirements;

➢	heightened risks of unethical, unfair or corrupt business practices, actual or claimed, in certain geographies;

➢	fluctuations in currency exchange rates, which may make doing business with us less appealing as our contracts are generally denominated in U.S. dollars;

➢	greater difficulty in enforcing contracts;

➢	lack of brand awareness that can make commercializing our products more difficult and expensive;

➢	management communication and integration problems resulting from cultural differences and geographic dispersion;

➢	the uncertainty and limitation of protection for intellectual property rights in some countries;

➢	increased financial accounting and reporting burdens and complexities as a result of being a public company;

➢	lack of familiarity with local laws, customs and practices, and laws and business practices favoring local competitors or partners;

➢	potentially different pricing environments, longer payment cycles in some countries, increased credit risk, and higher levels of payment fraud;

➢	uncertainty regarding liability for products and services, including uncertainty as a result of local laws and lack of legal precedent;

➢	different employee/employer relationships, existence of workers’ councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain jurisdictions;

➢	compliance with complex foreign and U.S. laws and regulations applicable to international operations may increase the cost of doing business in international jurisdictions. These numerous and sometimes conflicting laws and regulations include internal control and disclosure rules, data privacy requirements, research ethics and compliance laws, anti-corruption laws, and anti-competition regulations, among others. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to offer our products and services in one or more countries, and could also materially affect our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results; and

➢	instability, disruption or destruction in a significant geographic region, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest; and natural or man-made disasters, including famine, flood, fire, earthquake, storm or disease, including without limitation, the war between Russia and Ukraine which started in February 2022, regions from which we obtain specimen supplies.

The occurrence of any one of these risks could harm our international business and, consequently, our results of operations. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to operate in other countries will produce desired levels of revenue or profitability.

We, or the third parties who provide services for us, may be adversely affected by external events for which our business continuity plans may not adequately prepare us.

The occurrence of severe weather, natural disasters, health epidemics, acts of war or terrorism, military conflicts such as the war between Russia and Ukraine, and other adverse external events or conditions that impact us or the operations of third parties who provide services for us have the potential to significantly impact our ability to conduct business. Although we have business continuity plans in place, including an emergency succession plan, there is no guarantee that our plans can be successfully implemented. Even if we were to successfully implement our continuity plans, we may incur substantial expenses and there is no guarantee that our business, financial condition, and results of operations will not be materially impacted.

We rely upon our technology solution for the operation of our business and if our technology platform contains defects or fails to perform as expected, we may need to suspend its availability and divert development resources, and our business and reputation may be harmed.

Technology as complex as ours may contain unknown and undetected errors or performance problems. There could be numerous reasons for performance and quality issues including new and updated features, defects in integrated commercial and open source technologies, outages and disruptions in the cloud infrastructure on which our platform relies, human error or malfeasance, scale constraints, design flaws, and bad actions by external factors including security and performance related incidents. Many serious defects are frequently found during the period immediately following introduction and initial release of new capabilities or enhancements to existing platforms. Although we attempt to resolve errors that we believe would be considered serious by our users before making our platforms available to them, our products are not error-free. If a significant failure occurs that prevents our customers, suppliers, or our Company from using the iSpecimen Marketplace, our operations may be disrupted, and it may be difficult or, in certain cases, impossible for us to continue our business for a period of time until the failure is corrected. Any performance or quality problem could result in lost revenues or delays in user acceptance that would be detrimental to our business and reputation. We may not be able to detect and correct errors before releasing our product commercially. Undetected errors or performance problems in our existing or future products may be discovered in the future and known errors, considered minor by us, may be considered serious by our customers, resulting in a loss of customers and a decrease in our revenues.

Sustainable future revenue growth is dependent upon the development of technology solutions that enable scale and address new markets.

Our iSpecimen Marketplace technology consists of four major functional areas: data ingestion and harmonization, search, workflow management, and administration, compliance and reporting. Each of these functional areas need continual development to both enable our current business to scale and to enable us to enter new markets. As financial resources become available, our intention is to focus most of our engineering resources on the development of the iSpecimen Marketplace platform for the foreseeable future. While we have spent a significant amount of time and resources on the development of this platform, we cannot provide any assurances of our iSpecimen Marketplace’s short or long-term success or growth and there is no assurance that the resources being allocated for the platform will be sufficient to complete planned additional capabilities, or that such completion will result in significant revenues or profit for us. If our customers or suppliers do not perceive this platform to be of high value and quality, we may not be able to retain them or acquire new customers or suppliers.

Our platform may become technologically obsolete or commoditized.

We must continue to enhance and improve the performance, functionality, ease of use, and reliability of our iSpecimen Marketplace platform or it may become obsolete or commoditized. New industry standards, the availability of alternative products, and evolving life science research needs could render our products and services obsolete and/or new third-party marketplace technology may be introduced that makes it easier for our competitors to create their own marketplace platforms. Our success will depend, in part, on our ability to develop new products and services that address the increasingly sophisticated and varied needs of our suppliers and customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to user requirements or emerging industry standards. If we are unable to adapt to changing market conditions, user requirements, or emerging industry standards, we may not be able to increase our revenue and expand our business. Additionally, if existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over this platform, demand for our services through the iSpecimen Marketplace may decrease and our business, prospects, results of operations and financial condition could be adversely affected.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our platforms, our platforms and applications may be perceived as not being secure, customers and suppliers may curtail or stop using our services, and we may incur significant legal and financial exposure.

Our platforms and the network infrastructure that are hosted by third-party providers involve the storage and transmission of healthcare data as well as proprietary information about organizations and programs, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third party hosting service that we rely upon, or any number of other reasons and, as a result, an unauthorized party may obtain access to our suppliers’ or customers’ data. Although we have never had any breach of data in our third-party provider’s environment, any future breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our platforms and applications that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures on a timely basis. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose suppliers and customers and we may have difficulty obtaining merchant processors or insurance coverage essential for our operations.

We, and the third-party providers upon which we rely, have experienced, and may in the future experience, cybersecurity threats, including threats or attempts to disrupt our information technology infrastructure and unauthorized attempts to gain access to sensitive or confidential information. Our and our third-party vendors’ technology systems may be damaged or compromised by malicious events, such as cyberattacks (including computer viruses, malicious and destructive code, phishing attacks, and denial of service attacks), physical or electronic security breaches, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, and human error. Such attacks or security breaches may be perpetrated by internal bad actors, such as employees or contractors, or by third parties (including traditional computer hackers, persons involved with organized crime, or foreign state or foreign state- supported actors). Cybersecurity threats can employ a wide variety of methods and techniques, which may include the use of social engineering techniques, are constantly evolving, and have become increasingly complex and sophisticated; all of which increase the difficulty of detecting and successfully defending against them. Furthermore, because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, we and our third-party providers may be unable to anticipate these techniques or implement adequate preventative measures. Although prior cyberattacks directed at us have not had a material impact on our financial results, and we are continuing to bolster our threat detection and mitigation processes and procedures, we cannot guarantee that future cyberattacks, if successful, will not have a material impact on our business or financial results. While we have security measures in place to protect our information and our customers’ and suppliers’ information and to prevent data loss and other security breaches, there can be no assurance that in the future we will be able to anticipate or prevent security breaches or unauthorized access of our information technology systems or the information technology systems of the third-party providers upon which we rely. Despite our implementation of network security measures and internal information security policies, data stored on personnel computer systems is also vulnerable to similar security breaches, unauthorized tampering or human error.

Many governments and other regulatory bodies including the SEC have enacted laws requiring companies to provide notice of data security incidents involving certain types of data, including personal data. If an actual or perceived breach of security measures, unauthorized access to our system or the systems of the third-party providers that we rely upon, or any other cybersecurity threat occurs, we may face direct or indirect liability, costs, or damages, contract termination, our reputation in the industry and with current and potential customers may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected.

We maintain cybersecurity insurance and other types of insurance, subject to applicable deductibles and policy limits, but our insurance may not be sufficient to cover all costs associated with a potential data security incident. We also cannot be sure that our existing general liability insurance coverage and coverage for cyber liability or errors or omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims or that the insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could harm our financial condition.

Changes in demand for our products and services could affect profitability.

We are fundamentally a matchmaking service provider between researchers who have needs for access to subjects, samples, and data, and healthcare providers and other organizations that have them. Any change that either reduces the demand for our services or changes the composition of the demand could adversely impact our financial results.

Overall customer demand could change for many reasons outside of our control, reducing demand or making it more difficult to match up to our supply chain’s capabilities. These reasons include:

➢	general economic downturn that impacts the research and development budgets of biopharma;

➢	changes in the disease landscape, like COVID-19, that affect the types of products and services needed;

➢	changes in drugs and therapies and the desire to study subjects on these drugs and therapies;

➢	changes in diagnostic tests performed (like genomic sequencing) that drive the need for subjects and samples with these new or novel test results;

➢	changes in data requirements, such as the need to know specific outcomes data;

➢	overall changes in biomarker research, such as emerging liquid biopsy or cell therapy research, that drives the need for different products and services;

➢	leadership changes within our customers resulting in loss of sponsorship;

➢	new (alternative) products introduced by competitors and/or developed by customers, which may have potential to reduce or replace the need for certain types of biospecimens that we provide;

➢	competitive forces, which make it easier for customers to find products and services elsewhere; and/or

➢	cancellation or delay of research programs, due to funding issues or preliminary research result issues.

If we fail to address these factors in a timely manner or at all, our financial results could be adversely affected.

Additionally, overall customer demand could decrease if we fail to:

➢	provide high quality products and services;

➢	provide products and services at a competitive price;

➢	deliver products and services in a reasonable amount of time;

➢	offer high levels of customer service;

➢	offer adjacent services that researchers want to procure along with our existing products and services;

➢	adequately invest in sales and marketing programs and teams to drive demand or operational support to fulfill requests;

➢	develop a large and diverse supply network to satisfy demand; or

➢	provide a technology solution that simplifies the biospecimen procurement process for researchers and specimen providers alike.

We incur credit risk with our customers, and we may provide them with products and services for which we do not get paid.

Our customers generally place orders for our products and services using a purchase order and we invoice our customers after they have received the products or services from us. During this procurement process, we become obligated to pay our suppliers for any products or services we procure from them on behalf of our customers regardless of whether our customers ultimately pay us for these products or services. Therefore, we bear the responsibility for the credit risk of our customers. We mitigate this credit risk through procedures that evaluate the creditworthiness of customers prior to accepting a purchase order from them. However, our procedures may not successfully identify all those who ultimately fail to pay us for our products and services and any non-payments may negatively impact our revenues, results of operations, and financial condition.

Our customer mix increases the risk of customers not paying our invoices.

We derive, and believe that we may continue to derive, a significant portion of our revenues from privately held, investor-backed biopharma companies that are not profitable and have little operating history. These organizations may be at a higher risk of not paying for provided products and services on a timely basis or at all. If these companies fail to pay our invoices, our profitability will be adversely impacted.

We rely upon relatively few customers for a significant portion of revenue and do not have a recurring revenue business model. A loss of large customers could affect our ability to operate.

We have derived, and believe that we may continue to derive, a significant portion of our revenue from a limited number of customers that vary each year. We do not have a recurring revenue model and our customers may buy less of our products or services depending on their research and development cycles, internal budget cycles, product and service requirements, and competitive offerings. A major customer in one year may not purchase any of our products or services in another year, which may adversely affect our financial performance.

Customers and customer prospects may be averse to using a self-service marketplace to procure specimens and may continue to require iSpecimen personnel in the procurement process, impacting our scalability and profitability.

The iSpecimen Marketplace functions as a lead generation system to capture customer requests for specimens and as a workflow engine to allow customers, suppliers, and our Company to track and manage specimen requests. Currently, it does not fully support self-service eCommerce because key capabilities required to satisfy these transactions across all of our product lines, such as a pricing engine and patient-level search, have yet to be incorporated. Therefore, currently all customer requests for specimens require assistance from iSpecimen sales personnel. At a minimum, our sales personnel are involved in the generation of customer quotes, but they often also act in a consulting role to help develop specimen request specifications on more complex projects or to perform searches on the customer or customer prospect’s behalf.

While we continue to invest in capabilities to support customer self-service in the iSpecimen Marketplace, we do not know when we will consider these capabilities to be fully developed. Additionally, we do not know if researchers will utilize the iSpecimen Marketplace to transact without the intervention of iSpecimen personnel which could limit our scalability. We may continue to invest in software which may never provide a return on its investment and diverts resources from the development of software that drives other parts of our procurement workflow.

Our business may be materially and adversely impacted by the reduction, delay or cancellation of orders from our customers.

Our contracts with our customers generally allow them to reduce, delay, or cancel the unfulfilled portion of their specimen order with a two-week notice. Customers may reduce, delay, or cancel their unfulfilled orders due to a variety of reasons including they make changes to project requirements and the open request no longer meets their needs; their budgets change or projects get cancelled; they place orders with multiple specimen providers and cancel open orders when they have procured sufficient quantity of samples across all their sources; or we are unable to fulfill the entire order before the project deadline. These percentages do not take into consideration long term or open- ended projects that are not intended to be completely fulfilled at year end. Our business, financial condition, results of operations and cash flows may be materially and adversely impacted by the reduction, delay or cancellation of orders.

We have entered into contracts with U.S. government agencies and contractors which subjects us to federal contract and audit risks.

We entered into contracts with U.S. government agencies and contractors that may contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks. These risks include the ability of the U.S. government to unilaterally:

➢	suspend or prevent us for a set period of time from receiving new contracts or extending existing contracts;

➢	terminate our existing contracts;

➢	reduce the scope and value of our existing contracts;

➢	audit and object to our contract-related costs and fees, including allocated indirect costs; and

➢	change certain terms and conditions in our contracts.

The U.S. government may terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions may enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions may not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

As a U.S. government contractor and subcontractor, we may become subject to periodic audits and reviews. Based on the results of these audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. As part of any such audit or review, the U.S. government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, compensation, and/or management information systems. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government.

We could also suffer serious harm to our reputation if allegations of impropriety were made against us. Although we have not had any government audits and reviews to date, future audits and reviews could cause adverse effects.

Sustainable future revenue growth is dependent on growth in the capabilities of our supply network which we may not be able to achieve.

Our business is fundamentally a match-making business between healthcare providers who have access to subjects, samples, and data and life science researchers who need them. Currently, we receive more requests for our products and services than we have access to in our supply network and we are therefore supply constrained. Although we continue to allocate resources to supply development and commensurately grow our supply network capabilities to keep pace with demand, this supply-demand imbalance could increase in the future if we do not continue or increase our investment in this area.

Additionally, demand for specimens we receive is becoming more specific, requiring access to a greater population of subjects, samples, and data to find those that meet a researcher’s inclusion and exclusion criteria. It takes a larger network of subjects, samples, and data to access a wide enough population of subjects to meet a growing number of requests with more stringent criteria. Delays, difficulties, or unanticipated costs in developing our supply network capabilities necessary to successfully procure products and services could adversely affect revenue and profitability.

Sustainable future revenue growth is dependent upon gaining access to more healthcare data from our supply network and a failure to obtain this data may adversely affect our growth.

Key to our growth strategy is the accessibility and availability of deep medical record data from our healthcare provider supply sites. This data is used to automate the process of matching researchers to subjects, samples, and data, and also used to automate the procurement workflow. Currently, we have gained access to laboratory data to support the distribution of clinical lab specimens as well as biorepository data to support the distribution of banked specimens. However, we have not gained access to deeper medical record data sets from a broad set of healthcare providers to support custom specimen collections, clinical trial recruitment, or data licensing. Should we fail in our ability to access deeper healthcare data, we may not be able to effectively compete in our served markets or grow as anticipated and our business may suffer.

The adoption cycle of our supply network tends to be very lengthy, which may adversely affect our ability to scale rapidly and increase revenues.

The business development cycle for the adoption of our technology solution at healthcare provider supply partners can take up to 18 months or more from initial contact with the prospect through execution of a contract. We may spend significant resources to attempt to secure a new supply partner without successfully engaging the supply partner. Even if we are successful in securing a new supply partner, once a contract is executed, implementation of our technology in the supply partner’s environment can take another several months to a year or more. Because of the lengthy adoption cycle, we may fail to expand our supply network quickly enough to reach our revenue growth targets.

Potential adverse effects from changes in the healthcare industry, including consolidations and regulatory changes, could affect access to subjects, samples, and data and affect our growth.

Changing healthcare-related legislation and regulation may impact the fiscal stability and sustainability of our supply partners. Additionally, many healthcare providers are consolidating to create larger healthcare systems and/or integrated healthcare delivery systems. These changes can divert resources at our healthcare provider supply sites away from the evaluation or implementation of the iSpecimen solution to the adoption of new infrastructure, policies, and procedures to support the changes, thereby extending their timeline to adopt the iSpecimen solution. We cannot predict whether or when future healthcare reform initiatives at the international, federal, or state level, consolidations, or other initiatives affecting healthcare providers’ businesses will be proposed, enacted, or implemented or what impact those initiatives may have on our business, results of operations, and financial condition.

Our supply chain may not provide adequate resources to quickly respond to requests for specimens and delays in the procurement process can affect our reputation, revenue, and profitability.

Many of the healthcare providers in our supply network are not-for-profit organizations whose primary business is to provide clinical care to patients. Supporting biospecimen research may be an adjunct activity for them. These organizations may lack adequate resources to quickly respond to our requests for specimens now and into the future. Should we and our customers experience slow turnaround times on specimen requests, our reputation may be damaged and there may be an adverse impact on our revenue and profitability.

We do not control the end-to-end quality of specimens and data collected in our supply chain and quality issues can affect our reputation, revenue, and profitability.

We rely upon our supply sites and their quality control processes to provide us with products and services that meet order specifications. In certain situations, products are shipped directly from the supply sites to our customers. When we receive products from our supply sites, we perform a visual inspection of the products, but we do not perform an in-depth quality control check to ensure that products meet all specifications.

Instead, we rely upon our customers to perform quality checks themselves and offer refunds or replacements for products that do not meet specification. Following feedback from our customers, we implemented a robust return and exchange program to better meet customer needs. iSpecimen is also terminating contracts with suppliers with lower quality specimens. Any issues with quality from our supply sites can adversely affect our reputation, revenue, and profitability.

Reliance on relatively few supply partners for significant supplies and services could affect our ability to operate and grow.

We have derived, and believe that we may continue to derive, a significant portion of our revenues from products we procure from a limited number of supply sites. Any change in the ability of a major supply site to provide us with products and services (such as financial health of the supply site, key leadership, research focus, information technology, competitive demand for specimens from third-parties, pricing structures, contract status and changes in the general economy) may adversely affect our financial performance.

Specimen collection from human subjects, including the possible occurrence of adverse events during or after tissue collection, could provide exposure to claims and litigation.

There are inherent risks associated with collecting specimens from human subjects. Although specimen collections are completed by certified staff according to established industry standards, specimen donors vary in their ability to tolerate specimen collection protocols and such donors may potentially have an adverse health reaction either during or following a specimen collection. Research subjects or their legally authorized representative may file claims related to a specimen collection and these claims could result in litigation that could be expensive, and time consuming to defend or result in judgements that exceed the resources of the Company and its insurance coverage.

We procure specimens and data from organizations outside of the U.S. and as such, we rely upon these organizations to collect and distribute specimens and data in accordance with their local regulations as well as our contractual requirements. A failure by our sites to comply with both applicable regulations and our contractual requirements could introduce us to compliance risk.

Some of the organizations from which we procure specimens and data reside outside of the U.S. in jurisdictions that may have data protection rules, human research protection rules, and other pertinent rules that relate to the collection and distribution of specimens and data that vary from U.S. regulations. We, as an organization are not knowledgeable about all the pertinent rules and regulations of all of the jurisdictions in which these sites operate, and therefore we rely upon our contractual relationships with supply sites to ensure that they have legal responsibility for compliance with their own jurisdiction-specific regulations.

Should any site fail to comply with the applicable regulations, we may suffer reputational risks if we have distributed specimens and data from that site. Additionally, any compliance failure on the part of our supply sites that impacts our research customers’ ability to utilize specimens and data they previously obtained from us, as well as utilize any research results, they derived from these specimens and data, may subject us to claims by these customers. These claims could result in litigation that could be expensive to defend or result in judgements that exceed our resources and our insurance coverage. Any such litigations and judgement could adversely affect our business, financial condition, and results of operations.

We may experience delays or interruption in the shipments of our specimens due to factors outside of our control, and such disruption could lead to lost revenue and customer satisfaction issues.

We distribute biological specimens to customers around the world. These specimens need to be delivered over a range of temperatures from ambient to cryogenic and delivery timeframes that can be as quick as hours. We rely on third- party shipping materials (such as thermal containers) as well as shipping services (such as FedEx) to transport specimens to our customers. Shipping materials may be defective and third-party shipping services, including international shipping services, could become disrupted by adverse weather conditions, natural disasters, military conflicts, flight cancellations, ground logistics issues, customs delays, and other service interruptions. Any defect in our shipping materials or delays in shipping service times could cause damage to these specimens and render them unusable by our customers. If we are unable to deliver our specimens in a timely matter and without damage, our revenue could be negatively impacted and our reputation with our customers could suffer, resulting in material harm to our business.

The Company’s business was negatively impacted during the first half of 2022 by the ongoing war between Russia and Ukraine. At the start of the war, the Company had approximately $1 million of purchase orders that were slated to be fulfilled by the Company’s supply network in Ukraine and Russia. This supply network shut down quickly at the start of the war. Ukrainian suppliers were disabled due to war conditions and evacuations and some of the Company’s Russian suppliers were disabled by sanctions. While the Company mobilized to shift these purchase orders to other suppliers in the network, the process of getting specimen collections from other supply sites took time, which caused a delay in the fulfillment of such purchase orders.

As of December 31, 2023 and 2024, the Company’s supply sites in Russia that had not been under sanctions were now accessible and the Company’s supply sites in Ukraine had mostly reopened. However, due to the uncertainty caused by the ongoing war, Ukraine suppliers may again become inaccessible to the Company. Therefore, as long as the uncertainty continues, the Company does not use them as sole specimen sources at a purchase order level. Alternate suppliers do not have the same favorable unit economics or specimen collection rates. The short and long-term implications of the war are difficult to predict at this time. The imposition of more sanctions and counter sanctions may have an adverse effect on the economic markets generally and could impact the Company’s business and the businesses of the Company’s supply partners, especially those in Ukraine and Russia. Because of the highly uncertain and dynamic nature of these events, it is not currently possible to estimate the impact of the war on the Company’s business and the companies from which the Company obtains supplies and distributes specimens.

Our future success depends on our ability to retain our key personnel and to attract, retain and motivate qualified personnel.

Our future success will depend upon our ability to retain our key management and other personnel and will also depend in large part on our ability to attract and retain additional qualified software developers, bioinformaticists, operations personnel, sales and marketing personnel, and business development personnel. Competition for these types of employees is intense due to the limited number of qualified professionals and the high demand for them, particularly in the Boston, Massachusetts area where our headquarters are located. We have in the past experienced difficulty in recruiting qualified personnel, especially in the area of sales. Failure to attract, assimilate, and retain personnel would have a material adverse effect on our business and potential growth.

Our senior management team has limited experience managing a public company.

Our senior management team has limited experience managing a public company, and regulatory compliance may divert its attention from the day-to-day management of our business. Our management team may not successfully or efficiently manage our continued transition to a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

Our competitors may have greater resources than us and may outspend us to grow more quickly.

Our competitors are highly fragmented and comprise of thousands of biobanks, healthcare providers, and commercial biospecimen organizations. We expect to continue to experience significant and increasing levels of competition in the future, especially from several larger biospecimen providers who have consolidated via mergers and acquisitions and who are well-capitalized by private equity. These organizations are currently acquiring smaller biospecimen businesses and have larger customer bases, their own collection centers, biospecimen inventories, larger marketing and sales budgets, and an international presence. They may also be developing their own technology solution that could be better or less costly to develop than our own iSpecimen Marketplace, thereby eliminating one of our key competitive advantages. They may continue to outspend us to grow more quickly and we may not be able to successfully compete with a competitor that has greater resources; hence such competition may adversely affect our business.

We may lose business to competitors which have or develop their own biorepositories and/or collection centers that can meet customers’ needs.

Many of our competitors have their own biorepository of specimens that they have collected or procured over time. These inventories, when they meet a customer’s needs for product, almost always provide our competitors with a time-to-delivery advantage because they can directly fulfill requests from their own inventories, whereas we must procure products through our supply network after an order has been received from our customers. Additionally, some competitors have their own collection facilities and direct access to eligible research subjects, which also provides a time-to-delivery advantage. We have lost and will continue to lose business to competitors when they can provide samples more quickly than we can from our supply network.

We may face pricing pressure from competitors who may lower prices to reduce biorepository inventories or because they have more favorable specimen acquisition costs.

Many competitors invest in biorepositories of specimens and data. These competitors may be incented to drop prices in order to more quickly recoup their inventory carrying costs, especially when they have held inventory for longer periods of time. This may cause downward pricing pressure on us. Additionally, some competitors may have cost advantages on some types of collections either because of more favorable supply relationships or because they have their own collection centers, and they can likewise exert pricing pressure in the market. Lower prices will adversely impact our revenue and gross margins.

Our overall business results may suffer from an economic downturn.

We rely upon researchers from biopharma companies as the primary source of our revenue. During an economic downturn, the biopharma industry typically experiences a drop in the annual growth rate of research and development spending and allocates fewer resources towards it. An economic downturn could adversely affect the demand for our products and services and have a corresponding impact on our revenue and profitability. A prolonged economic downturn may cause us to reduce investment in the longer-term growth of our Company in order to reduce short term costs.

Our operations and performance depend on economic conditions in the United States and other countries where we do business. Deterioration in general economic conditions could negatively affect our and our customers’ purchasing power.

Our results of operations and financial condition may be adversely impacted from high inflation rates.

We have experienced negative effects from inflation in certain areas of our business due to the recent high rates of inflation in the U.S. and around the world. Inflation is causing the cost of employee salaries to rise and our salaries account for a significant portion of our overall operating costs. Additionally, costs of supplies and other sales, marketing and general and administrative costs have increased due to inflation.

Inflation has not had a significant adverse impact on the cost of specimens due to our long-term contracts maintained with vendors, which include revenue sharing plans. However, if inflation continues, it may have an adverse impact on the costs of our samples in the future.

Our timely fulfillment of customer orders may be adversely impacted due to constraints in the supply chain.

Our operations are heavily reliant on specimen availability and delays or shortages in obtaining specimens caused by constraints in the supply chain, may adversely impact the timing and extent of our ability to fulfill our customer orders which could adversely impact our results of operations and financial condition.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Significant growth in the size and scope of our operations could place a strain on our financial, technical, operational, and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems, or the occurrences of unexpected expansion difficulties, could have a material adverse effect on our financial condition and our ability to timely execute our business plans.

We have incurred losses from sales tax obligations owed to various jurisdictions by us because we did not collect taxes on taxable sales in prior years, and we may never be able to recover the prior sales taxes from the customers.

States and other jurisdictions have varying policies regarding when a company has a taxable presence in their locale. We are required to collect taxes on taxable sales in prior years but we failed to do so and thus have incurred losses from sales tax obligations owed to various jurisdictions. We are in discussions with those tax jurisdictions to rectify and have made tax payments to some of those jurisdictions. We have also reached out to our customers who owe sales taxes and recovered partial tax payments from certain customers. However, we may never be able to recover the prior sales taxes from all the customers, which could have a material adverse effect on our financial condition.

We may acquire other businesses, products, or technologies that could disrupt our business, reduce our financial resources, or cause dilution to our stockholders.

As part of our business strategy, we may, in the future, pursue acquisitions of businesses and assets or pursue strategic alliances and joint ventures that leverage our core technology and industry experience to expand our offerings, increase our customer base, or increase our supply base. We have limited experience with acquiring other companies or assets, with forming strategic alliances and joint ventures. We may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have a material adverse effect on our financial condition, results of operations, and cash flows. Integration of an acquired company also may disrupt ongoing operations and require management resources that would otherwise focus on developing our existing business. We may experience losses related to acquisitions of other companies, which could have a material adverse effect on our results of operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license, strategic alliance, or joint venture.

To finance any acquisitions or joint ventures, we may choose to issue shares of our common stock as consideration, which would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

We may incur significant debt, and our governing documents contain no limit on the amount of debt we may incur.

Subject to market conditions and availability, we may incur significant debt through the Purchase Agreement or other repurchase or credit facilities (including term loans and revolving facilities), public and private debt issuances or otherwise. The amount of leverage we use will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders and our estimate of the stability of our cash flow. Our governing documents contain no limit on the amount of debt we may incur, and we may significantly increase the amount of leverage we utilize at any time without approval of our shareholders. The amount of leverage on individual assets may vary, with leverage on some assets substantially higher than others. Leverage can enhance our potential returns but can also exacerbate our losses.

Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

➢	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with covenants contained in our debt instruments, including the Purchase Agreement, which would likely result in (1) acceleration of such debt (and any other debt arrangements containing a cross default or cross acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, and/or (2) our inability to borrow under other financing arrangements, even if we are current in payments on borrowings under those arrangements;

➢	our debt may increase our vulnerability to adverse economic, market and industry conditions with no assurance that our investment yields will increase to match our higher financing costs;

➢	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, distributions to our shareholders or other purposes; and

➢	we may not be able to refinance maturing debts.

We cannot be sure that our leverage strategies will be successful.

A failure to comply with restrictive covenants in the Purchase Agreement or our other financing arrangements would have a material adverse effect on us, and any future financings may require us to provide additional collateral or pay down debt.

We are subject to various restrictive covenants contained in the Purchase Agreement and we may be subject to additional covenants in connection with future financing arrangements. Financing arrangements that we may enter into in the future may contain similar or more restrictive covenants. These covenants may limit our flexibility to pursue certain investments or incur additional debt. If we fail to meet or satisfy any of these covenants, we may be in default under the agreements governing the applicable arrangements, and our lenders could elect to accelerate our obligation to repurchase certain assets, declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral or enforce their rights against existing collateral. We may also be subject to cross default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral or foreclosure upon default.

If we fail to regain compliance with Nasdaq’s continued listing standards, our common stock may be delisted.

On June 4, 2025, we received a deficiency notice from Nasdaq indicating that we did not comply with Nasdaq Listing Rule 5550(b)(1), which requires minimum stockholders’ equity of $2.5 million. We currently do not meet alternative continued listing standards relating to market value of listed securities or net income. We have submitted a compliance plan to Nasdaq, which is currently under review. There can be no assurance that Nasdaq will accept the plan, that we will be able to regain compliance within any extension period that may be granted, or that our securities will remain listed on the Nasdaq Capital Market. If our common stock is delisted, it could be more difficult for stockholders to sell their shares, the liquidity of our common stock would be reduced, and our ability to raise additional capital could be impaired.

Risks Related to Intellectual Property

We use third-party technology licenses as part of our technology solution.

The iSpecimen Marketplace uses third parties for certain technology to support development, delivery, and operations of the platform including product management, software development, cloud hosting, data processing, content mapping, and security services and may need to license additional technology in the future for use in the ongoing operations as part of our technology solution. Most of the software (including source code) and other materials we use are distributed under a “free,” “open source,” or similar licensing model. We also use software and services from commercial providers. However, we believe all of them are generally commercially available to us from other parties. We continue to evaluate partners whose capabilities can help us deliver our iSpecimen Marketplace solution in areas such as functionality, efficiency, and security and expect to continue to leverage and consider additional third-party capabilities in our ongoing Marketplace development. However, there is no assurance that these third-party technology licenses will continue to be available to us on acceptable commercial terms or at all, which could significantly harm our business, financial condition, and operating results.

We use open source licenses as part of our technology solution, which may subject us to claims from third parties claiming ownership and unauthorized use.

We use open source software in our software solutions and technology-enabled services. We may encounter claims from third parties claiming ownership and unauthorized use of the software purported to be licensed under the open source terms, demanding release of derivative works of open source software that could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source licenses. These claims could result in litigation that could be expensive to defend. If we become liable to third parties for such claims, we could be required to make our software source code available under the applicable open source license, utilize or develop alternative technology, or cease using, selling, offering for sale, licensing, implementing or supporting the applicable solutions or technology-enabled services. In addition, use of certain open source software may pose greater risks than use of third-party commercial software, as most open source licensors and distributors do not provide commercial warranties or indemnities or controls on the origin of the software.

We may become subject to third parties’ claims alleging infringement of their patents and proprietary rights, which could be costly, time consuming, and prevent the use of our technology solution.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. These claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements or obtain them on terms acceptable to us.

We do not have any patents protecting our intellectual property and if we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed technology, our business could be adversely affected.

Our success depends upon our proprietary technology. We do not have registered patents on any of our technology because we do not believe that we could obtain blocking patents and that the costs of patent monitoring and prosecution outweigh the benefits. Instead, we rely upon software copyright laws, service marks, trade secret laws, confidentiality procedures, and contractual provisions to establish and protect our proprietary rights as well as the skills, knowledge and experience of our technical and operational personnel, our consultants and advisors, and contractors. Because we operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect.

We enter into confidentiality or non-disclosure agreements with our corporate partners, employees, consultants, collaborators, and other advisors. These agreements generally require that the receiving party keep confidential and not disclose to third-parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we enter into assignment agreements to protect our rights. These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we may not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

Risks Related to Regulatory Environment

Failure to comply with federal and state data protection regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

Because we may gain access to protected healthcare or personal data, we must comply with various data protection regulations worldwide, including the Health Insurance Portability and Accountability Act of 1996, as amended by HITECH, and their implementing regulations at 45 CFR Parts 160-164 (collectively, “HIPAA”). As part of the operation of our business, we act in the capacity of a HIPAA business associate with respect to protected health information (“PHI”), we receive from our healthcare provider partners. As a HIPAA business associate, we are required to protect the privacy and confidentiality of PHI, and we are required to comply with HIPAA security regulations requiring certain administrative, physical, and technical safeguards to ensure the confidentiality, integrity, and availability of electronic PHI (“ePHI”). To comply with our regulatory and contractual obligations, which may change over time, we may have to reorganize processes and invest in new technologies. We are also required to train personnel regarding data protection requirements. If we, or any of our employees or agents, are unable to maintain the privacy, confidentiality, and security of the PHI that is entrusted to us, we could be subject to civil and criminal fines and sanctions imposed by the HHS or state regulatory authorities, and we could be found to have breached our HIPAA business associate agreements with our healthcare provider suppliers. In addition to the HIPAA requirements that we are subject to, we may be subject to similar state laws and regulations, which regulate the collection, handling, processing, and storage of sensitive personal information. While we have never had a data breach, we cannot guarantee that it will not happen in the future nor can we guarantee that we will always be in compliance with these regulations. Failure to comply with federal, state and local laws and regulations could subject the Company to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which would have a material adverse effect on its business. In addition, compliance with future legislation could impose additional requirements on the Company, which may be costly.

Failure to comply with international laws related to data protection, such as the General Data Protection Regulation (“GDPR”) could result in fines, penalties, and litigation, and have a material adverse effect upon the Company’s business.

We may be required to comply with international laws, such as the GDPR. The GDPR took effect in May 2018 and regulates the collection, storage, use, disclosure, transfer, and/or other processing of personal data of identified or identifiable individuals located in the European Economic Area (“EEA”), including the EU. This data specifically includes personal health data that generally is provided as part of biospecimen collection studies. The GDPR imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates for processing (with some exceptions), allowing individuals to revoke consents granted, enabling individuals the right to have their data erased (with some exceptions), amended, or transferred to another data controller (known as “data portability”), providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, limiting the transfer of data to countries outside of the EU, providing notification of data breaches, and taking certain measures when engaging third-parties who may also use or process the data. In addition, EU member states may make their own further laws and regulations limiting the processing of personal data, including biometric, genetic or health data.

The GDPR covers areas where we may not have expertise and the GDPR and the regulatory guidance enforcing GDPR may be actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance with the GDPR or may incur significant costs in obtaining or maintaining regulatory compliance. Any action brought against us for violations of this law, even if successfully defended, could cause us to incur significant legal expenses, reputational risks, and divert our management’s attention from the operation of our business. In addition, compliance with future legislation could impose additional requirements on the Company, which may be costly.

Failure to comply with federal and state laws around environmental, health and safety, biohazards and dangerous goods, and imports/exports could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

Because we receive, store, and ship specimens, we are subject to regulation under federal, state, and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation, and disposal of specimens and infectious and hazardous waste materials, as well as regulations relating to the safety and health of laboratory employees. Our laboratory is subject to applicable federal and state laws and regulations relating to biohazard disposal of all laboratory specimens, and we utilize outside vendors for disposal of such specimens. In addition, the federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for healthcare employers whose workers may be exposed to blood-borne pathogens such as HIV, COVID-19, and the hepatitis B virus. These requirements, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations, and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. There are also federal laws related to import and export of biospecimens and related data.

Failure to comply with federal, state and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which would have a material adverse effect on our business. In addition, compliance with future legislation could impose additional requirements on us which may be costly.

Failure to comply with other international laws around environmental, health and safety, biohazards and dangerous goods, imports/exports, and other regulations could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

Because we procure specimens from and distribute specimens to countries outside of the United States, we are subject to international and foreign rules similar to any of the aforementioned U.S. rules, including those related to environmental, health and safety, biohazards, and imports/exports. We may be unaware of those international and foreign rules.

These laws cover areas where we may not have expertise and, in many areas, these laws are actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance in such countries or may incur significant costs in obtaining or maintaining our foreign regulatory compliance. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses, reputational risks, and divert our management’s attention from the operation of our business. In addition, compliance with future legislation could impose additional requirements on us which may be costly.

Failure to comply with laws and regulations related to the protection of research subjects could result in fines, penalties, and litigation, and have a material adverse effect upon our business.

We are subject to regulation under international, federal, state, and local laws and regulations relating to the protection of research subjects. Federally-funded human-subject research in the United States, including the collection of identifiable human biospecimens, is governed by 45 CFR Part 46, also known as the Health and Human Services Policy for Protection of Human Research Subjects or the “Common Rule.” Use of biospecimens in certain other research is subject to FDA regulations for the Protection of Human Subjects and Institutional Review Boards at 21 CFR Parts 50 and 56. Research funded by the National Institutes of Health (“NIH”) may be subject to grant or contract requirements, as well as NIH Certificates of Confidentiality. When collecting specimens for research in the United States, iSpecimen and its collection sites are responsible for ensuring that specimens are collected in accordance with these regulations. In addition, other countries have their own regulations around the ethical collection of human specimens for research. While we believe that we are in compliance with these laws, we may not be aware of all such laws or may fail to properly audit and identify gaps in compliance. Similarly, we may find errors in our technology and processes and may fail to properly match the compliance requirements of our researchers to the compliance requirements of our suppliers. Failure of our Company or our suppliers to comply with international, federal, state, and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties, and/or other enforcement actions which could have a material adverse effect on our business.

Our failure to comply with other laws and regulations related to our business operations also have a material adverse effect upon our business.

In addition to the above-described laws and regulations, there are many other federal, state and international laws and regulations applicable to iSpecimen. The following list contains some of the other laws and regulations that could directly or indirectly affect our ability to operate the business:

➢	Occupational Safety and Health regulations and requirements;

➢	Centers for Disease Control Import Permit Program rules related to biological agents;

➢	Shipping rules such as IATA Dangerous Goods regulations;

➢	State and local laws and regulations for the disposal and handling of medical waste and biohazardous material;

➢	Export laws such as the U.S. Department of Commerce’s Bureau of Industry and Security Export Administration Regulations, U.S. State Department’s Directorate of Defense Trade Controls, and the U.S. Department of the Treasury’s Office of Foreign Assets Control in export licensing;

➢	Import laws such as the Customs and Border Protection Trade Act of 2002 and the Customs Modernization Act;

➢	The federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs;

➢	Federal, state, and local tax and tariff rules;

➢	Other laws and regulations administered by the FDA;

➢	Other laws and regulations administered by HHS; and

➢	State and local laws and regulations governing human subject research and clinical trials.

These laws cover several areas of our business and are actively evolving. We, or our other third-party customers, suppliers and/or distribution partners, may not be able to maintain regulatory compliance or may incur significant costs in obtaining or maintaining regulatory compliance. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses, reputational risks, and divert our management’s attention from the operation of our business. In addition, compliance with future legislation could impose additional requirements on us which may be costly.

Failure to comply with governmental export and import regulations could result in fines, penalties, and litigation, and have a material adverse effect upon the Company’s business.

Our products and services are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. Exports of our products and services must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in our products and services or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and services to international markets, prevent our customers from procuring our products and services or, in some cases, prevent the export or import of our products and services to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations could also result in decreased use of our products and services, or in our decreased ability to export or sell our products and services to existing or potential customers. Any decreased use of our products and services or limitation on our ability to export or sell our products and services could adversely affect our business, financial condition and results of operations.

Product safety and product liability, including bio-hazard risks, could provide exposure to claims and litigation.

Specimens may have hazardous properties and may carry transmissible infectious agents. There are inherent risks in connection with the handling, storage, disposal, distribution, and/or use of the specimens.

Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulation and regulations of foreign jurisdictions, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Individuals who use or come in contact with the specimens may file claims related to their use and these claims could result in litigation that could be expensive to defend or result in judgements that exceed our resources and our insurance coverage. Any such litigations and judgement could adversely affect our business, financial condition and results of operations.

Risks Related to Our Securities

There can be no assurance that an active and liquid trading market for our common stock will continue or that we will be able to continue to comply with Nasdaq’s continued listing standards.

Our common stock began trading on Nasdaq in June 2021, as a result of our consummation of an initial public offering of our shares of common stock. Our common stock is currently listed on Nasdaq under the symbol “ISPC”. There can be no assurance an active and liquid trading market in our common stock will continue.

There is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying the Nasdaq’s continued listing requirements. Our failure to continue to meet these requirements may result in our common stock being delisted from Nasdaq.

If we are not able to comply with the applicable continued listing requirements or standards of The Nasdaq Stock Market LLC, our common stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards of The Nasdaq Stock Market LLC.

In the event that our common stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market established for unlisted securities, such as the OTC Markets. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

In the event that our common stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because it may be considered a penny stock and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock may, in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker- dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Certain provisions of our certificate of incorporation, as amended, and our bylaws, as amended, may make it more difficult for a third party to affect a change-of-control.

Our certificate of incorporation, as amended, authorizes the board of directors (the “Board”) to issue up to 50,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board without further action by the stockholders.

These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock. In addition, our certificate of incorporation, as amended, provides for a staggered Board. As a consequence, only a minority of the Board will be considered for election at every annual meeting of stockholders, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Additional provisions that may discourage unsolicited takeover proposals include (i) board vacancies may be filled by a majority of the remaining board members, (ii) the board may adopt, repeal, rescind, alter or amend our bylaws without stockholder approval, (iii) stockholders holding more than 15% of the outstanding shares may call a special meeting, (iv) a director may be removed from office only by the affirmative vote of a majority of the issued and outstanding stock entitled to vote; and (v) no cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Our bylaws, as amended, designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our bylaws, as amended, provide that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine (the “Delaware Forum Provision”). Our bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the Delaware Forum Provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

We recognize that the Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the Delaware Forum Provision and the Federal Forum Provision may limit our stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Court may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our certificate of incorporation, as amended, and bylaws, as amended, provide that, to the fullest extent permitted by Delaware law, as it presently exists or may be amended from time to time, a director shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under Delaware law, this limitation of liability does not extend to, among other things, acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation, as amended, and bylaws, as amended, also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investment will only occur if our stock price appreciates.

We may need additional capital, and the sale of additional shares of common stock or other equity securities could result in additional dilution to our stockholders.

We may need to raise additional funds sooner than expected to fund our current operating plans. We may finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements, or other sources. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies or future revenue streams or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate technology development or future commercialization efforts.

Our quarterly revenue tends to fluctuate, making it harder to forecast and meet investor expectations.

Quarterly revenue has been difficult to predict, has historically fluctuated, and may vary from quarter to quarter due to a variety of factors, many of which are beyond our control. Accordingly, comparing our operating results on a period- to-period basis may not be meaningful. Factors that may affect our quarterly revenue and operating results may include: any material changes in demand for our products and services; changes in our supply sites’ ability to collect and ship specimens or our ability to retain them; changes in the number, availability, and quality of competing products; our ability to maintain a timely delivery of high quality products and services; the timing and amount of sales and marketing expenses incurred by us to attract new customers; changes in the economic or business prospects of our customers or the economy generally; changes in the pricing policies of our competitors; unforeseen defects in our technology; changes in the regulatory environment; and unforeseen costs necessary to improve and maintain our technology.

These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/or annual operating results. The change in our earnings or general economic conditions may cause the market price of our common stock to fluctuate.

Our stock price may be volatile.

Our share price has been volatile in the past and may continue to be so in the future. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for such shares. The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various risk factors, including the following:

➢	changes in our industry;

➢	ability to enhance our platform or to add new functionality;

➢	regulatory changes;

➢	competitive pricing or other pressures;

➢	failures of our suppliers to deliver product on time;

➢	loss of supply partners;

➢	additions or departures of key personnel;

➢	sales of our common stock;

➢	our ability to execute our business plan;

➢	operating results that fall below expectations;

➢	loss of any strategic relationship including customers, suppliers and channel partners; and/or

➢	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

General Risk Factors

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital when we need to do it or make our common stock less attractive to investors.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have limited insurance which may not cover claims by third parties against us or our officers and directors.

We have limited directors’ and officers’ liability insurance and commercial liability insurance policies, if any. Claims by third parties against us may exceed policy amounts and we may not have amounts to cover these claims. Also, due to high self-insured retention costs and deductibles, we may incur significant costs from any claim made against us before insurance policies provide coverage. Any significant claims would have a material adverse effect on our business, financial condition, and results of operations. In addition, our limited directors’ and officers’ liability insurance may affect our ability to attract and retain directors and officers.

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Nasdaq rules. The requirements of these rules and regulations result in significant legal and financial compliance costs, including costs associated with the employment of personnel, making some activities more difficult, time-consuming or costly, and may also place undue strain on our personnel, systems and resources and divert management’s attention.

The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain disclosure controls and procedures and internal control over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place, as well as maintaining these controls and procedures, is a costly and time-consuming effort that needs to be re-evaluated frequently.

Additionally, various rules and regulations applicable to public companies make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or higher deductibles or incur substantially higher costs to maintain coverage.

Evaluation of internal control and remediation of potential problems will be costly and time consuming and could expose weaknesses in financial reporting.

Section 404 of the Sarbanes-Oxley Act (“Section 404”) requires that we evaluate our internal control over financial reporting to enable management to report on the effectiveness of those controls annually. In connection with the Section 404 requirements, we could, as part of that documentation, identify material weaknesses, significant deficiencies, or other areas for further attention or improvement.

Implementing any appropriate changes to our internal controls may require specific compliance training for our directors, officers, and employees, require the hiring of additional finance, accounting and other personnel, entail substantial costs to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, adequate internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could cause the market value of our common stock to decline.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we are expected to follow Sarbanes-Oxley Act regulations and other public company rules, and these rules and regulations will increase our compliance costs and make certain activities more time consuming and costly. As a result, these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult and costly for us to attract and retain qualified persons to serve on our Board or as executive officers.

Risks Related to This Offering

The sale of a substantial amount of our common stock, including resale of the shares of common stock by the selling stockholders in the public market, could adversely affect the market price of our common stock.

We are registering for resale 1,559,828 shares of common stock, including 1,292,449 shares issuable upon the exercise of pre-funded warrants held by the selling stockholders. Sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. We cannot predict if and when the selling stockholders may sell such shares in the public market.

Risks Related to Our Corporate Treasury Initiative and Digital Assets

Our plan to establish a Solana-based corporate treasury program exposes us to significant risks associated with digital assets, including volatility and competition from other digital assets.

On August 7, 2025, we announced plans to establish a corporate treasury program of up to $200 million based on the Solana blockchain ecosystem. Digital assets such as SOL are highly volatile, and their market prices can fluctuate dramatically over short periods of time due to factors beyond our control, including market sentiment, technological developments, macroeconomic events, and regulatory actions. In general, the value of certain digital assets, including SOL, have fluctuated significantly from 2017 through present date. Specifically, SOL reached an all-time high of $294.33 on January 19, 2025, and has since experienced price corrections, dipping as low as $96.58 on April 6, 2025. As of June 29, 2025, the price of Solana was down about 48% from its January 2025 high. During the twelve-month period ended August 31, 2025, the market price of Solana ranged from a low of approximately $95 to a high of approximately $295 per token (reflecting its 52-week trading range). Such price swings highlight the substantial risk that our holdings of SOL may lose value rapidly, without warning, and without regard to our operating performance.

In addition, the price of Solana may be materially impacted by competition from other crypto assets and by the level of adoption and usage of Solana relative to other blockchains and digital assets. Competition from the emergence or growth of alternative digital assets and smart contracts platforms, such as Avalanche, Polkadot, or Cardano, could have a negative impact on the demand for, and price of, Solana. If competing crypto assets achieve greater adoption or utility, demand for Solana could decline, which may cause its value to decrease significantly. A decline in the value of SOL or other digital assets we may acquire could materially and adversely affect the value of our corporate treasury, our balance sheet, and our stock price.

We may not be successful in raising sufficient capital to fund the Treasury Program.

We currently hold no digital assets. The primary source of funding for the Treasury Program is expected to be capital raised from accredited retail and institutional investors through private or other financing transactions. If we are unable to raise sufficient capital on favorable terms, or at all, we may be unable to implement the program as intended, which could negatively impact our business strategy and investor confidence.

The regulatory environment for digital assets is uncertain and evolving.

The regulatory treatment of digital assets, including SOL, is unsettled and subject to rapid change. Governmental bodies in the United States and abroad have taken, and may continue to take, regulatory actions that could restrict or limit our ability to acquire, hold, or use digital assets, or could impose significant costs, disclosure obligations, or licensing requirements. Future regulatory actions may make it more difficult or even impossible to implement our Treasury Program as currently contemplated.

Custody and cybersecurity risks could lead to a partial or total loss of our digital assets.

Safekeeping of digital assets requires complex technical and operational security measures. Even if we engage qualified custodians, our assets remain subject to risks of hacking, theft, loss of private keys, operational failures, or mismanagement. While insurance coverage may be available for certain risks, it may not be adequate to compensate us for all losses. Any such loss could materially and adversely affect our balance sheet, reputation, and investor confidence.

Our purchase strategy may expose us to additional risks, including illiquidity associated with “Locked SOL.”

We intend to acquire SOL that is subject to contractual transfer or vesting restrictions (“Locked SOL”), which means that such tokens will not be freely tradable until the applicable restrictions lapse. Locked SOL typically becomes “unlocked” over time through pre-set vesting schedules or transfer restrictions that may last for months or years, depending on the terms of issuance. Once the relevant contractual restrictions expire, the tokens become transferable and can be sold in the market. These tokens may be priced at a discount to prevailing spot prices to reflect the lack of immediate liquidity and transferability. The contractual transfer or vesting restrictions may vary between different lots of Locked SOL depending on the specific terms of each purchase or issuance. We may adopt policies and procedures to evaluate, monitor, and manage the timing and risks of such restrictions, including assessing the liquidity implications of holding Locked SOL and determining appropriate resale strategies when tokens become unlocked. Because of these restrictions, Locked SOL are considerably less liquid than cash and our non-Locked SOL tokens, which could expose us to heightened liquidity and counterparty risks compared to purchasing only freely tradable assets. As a result, we may be unable to sell our Locked SOL, enter into additional capital raising transactions using our Locked-SOL tokens as collateral, or otherwise generate funds using our Locked SOL, or if we are forced to sell our Locked SOL at a significant loss in order to meet working capital requirements. If market conditions deteriorate during the restricted period, we could incur significant losses on these holdings, and our business and financial condition could be negatively impacted.

Our involvement in digital assets may subject us to reputational risk.

The use of digital assets by companies remains controversial and may be negatively perceived by investors, customers, regulators, or other stakeholders. Association with the volatility or speculative nature of digital assets could harm our reputation, reduce customer confidence in our core biospecimen business, and adversely impact our ability to raise capital or attract strategic partners.

There can be no assurance as to the timing, size, form, or success of the Treasury Program.

The implementation of the Treasury Program is subject to numerous uncertainties, including market conditions, investor demand, regulatory approvals, and Board discretion. There can be no assurance that we will be able to complete the targeted financings, acquire digital assets on favorable terms, or realize any anticipated benefits from this program.

Absent federal regulations, there is a possibility that SOL may be classified as a “security.” Any classification of SOL as a “security” would subject us to additional regulation and could materially impact the operation of our business.

We believe that SOL is not a security but neither the SEC nor any other U.S. federal or state regulator publicly stated whether they agree with our assessment. Despite the Trump Administration’s Executive Order titled “Strengthening American Leadership in Digital Financial Technology” which includes as an objective, “protecting and promoting the ability of individual citizens and private sector entities alike to access and … to maintain self-custody of digital assets,” SOL has not yet been classified with respect to U.S. federal securities laws. Therefore, while we have concluded that the SEC is not likely to classify SOL as a “security” within the meaning of the U.S. federal securities laws, and so registration of the Company under The Investment Company Act of 1940, as amended (the “1940 Act”) is therefore not required under the applicable securities laws, we acknowledge that a regulatory body or federal court may determine otherwise. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a determination by the SEC that SOL is a “security” which would require us to register as an investment company under the 1940 Act.

We have also adapted our process for analyzing the U.S. federal securities law status of SOL and other cryptocurrencies over time, as guidance and case law have evolved. As part of our U.S. federal securities law analysis, we take into account a number of factors, including the various definitions of “security” under U.S. federal securities laws and federal court decisions interpreting the elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as court rulings, reports, orders, press releases, public statements, and speeches by the SEC Commissioners and SEC Staff providing guidance on when a digital asset or a transaction to which a digital asset may relate may be deemed a security by the SEC for purposes of U.S. federal securities laws. Our position that we believe the SEC would not view SOL as a “security” is premised, among other reasons, on our conclusion SOL does not meet the elements of the Howey test. Among the reasons for our conclusion that SOL is not a security is that holders of SOL do not have a reasonable expectation of profits from our efforts in respect of their holding of SOL.

We acknowledge, however, that the SEC, a federal court or another relevant regulatory entity with jurisdiction or other enforceable authority over us could take a different view. Application of securities laws to the specific facts and circumstances of digital assets is complex and subject to change. Our conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on a finding that SOL, or any other digital asset we might hold, is a “security.” As such, we are at risk of enforcement proceedings against us, which could result in potential injunctions, cease-and-desist orders, fines, and penalties if SOL was determined to be a security by a regulatory body or a court. Such developments could subject us to fines, penalties, and other damages, and adversely affect our business, results of operations, financial condition, and prospects.

If we were deemed to be an investment company under the 1940 Act, applicable restrictions likely would make it impractical for us to continue segments of our business as currently contemplated.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) on an unconsolidated basis. Rule 3a-1 under the 1940 Act generally provides that, notwithstanding the Section 3(a)(1)(C) test described in clause (ii) above, an entity will not be deemed to be an “investment company” for purposes of the 1940 Act if no more than 45% of the value of its assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of its net income after taxes (for the past four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of such entity, and securities issued by qualifying companies that are controlled primarily by such entity. We do not believe that we are an “investment company” as such term is defined in either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the 1940 Act.

If we implement the Treasury Program successfully, it is possible that SOL tokens would comprise in excess of 40% of our total assets. Since we believe SOL is not an investment security, we do not hold ourselves out as being engaged primarily, nor do we propose to engage primarily, in the business of investing, reinvesting, or trading in securities within the meaning of Section 3(a)(1)(A) of the 1940 Act.

With respect to Section 3(a)(1)(C), we believe we satisfy the elements of Rule 3a-1 and therefore are deemed not to be an investment company under, and we intend to conduct our operations such that we will not be deemed an investment company under, Section 3(a)(1)(C). We believe that we are not an investment company pursuant to Rule 3a-1 under the 1940 Act because, on a consolidated basis with respect to wholly-owned subsidiaries but otherwise on an unconsolidated basis, no more than 45% of the value of the Company’s total assets (exclusive of U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, and cash items) consists of, and no more than 45% of the Company’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, shares of registered money market funds under Rule 2a-7 of the 1940 Act, securities issued by employees’ securities companies, securities issued by qualifying majority owned subsidiaries of the Company, and securities issued by qualifying companies that are controlled primarily by the Company.

SOL and other digital assets, and new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the 1940 Act. There is a risk that assets or arrangements that we have concluded are not securities could be deemed to be securities by the SEC or another authority for purposes of the 1940 Act, which would increase the percentage of securities held by us for 1940 Act purposes.

If we were deemed to be an investment company, Rule 3a-2 under the 1940 Act is a safe harbor that provides a one-year grace period for transient investment companies with a bona fide intent to be engaged primarily, as soon as is reasonably possible (in any event by the termination of such one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities, with such intent evidenced by the company’s business activities and an appropriate resolution of its board of directors. The grace period is available only once every three years and runs from the earlier of (i) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which the issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Accordingly, the grace period may not be available at the time that we seek to rely on Rule 3a-2; however, Rule 3a-2 is a safe harbor and we may rely on any exemption or exclusion from investment company status available to us under the 1940 Act at any given time. Furthermore, reliance on Rule 3a-2, Section 3(a)(1)(C), or Rule 3a-1 could require us to take actions to dispose of securities, limit our ability to make certain investments or enter into joint ventures, or otherwise limit or change our service offerings and operations.

If we were to be deemed an investment company in the future, restrictions imposed by the 1940 Act — including limitations on our ability to issue different classes of stock and equity compensation to directors, officers, and employees and restrictions on management, operations, and transactions with affiliated persons — likely would make it impractical for us to continue the Treasury Strategy as currently contemplated, and could have a material adverse effect on our business, results of operations, financial condition, and prospects.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our SOL, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we could lose some or all of our SOL and our financial condition and results of operations could be materially adversely affected.

Substantially all of the SOL we will own will be held in custody accounts at U.S.-based institutional-grade digital asset custodians, such as Coinbase Custody. Security breaches and cyberattacks will be of particular concern with respect to our SOL. SOL and other blockchain-based cryptocurrencies and the entities that provide services to participants in the SOL ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our SOL in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our SOL;

●	harm to our reputation and brand;

●	improper disclosure of data and violations of applicable data privacy and other laws; or

●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

In addition, any actual or perceived data breach or cyberattack on other digital asset companies or networks could erode confidence in the broader SOL ecosystem or in using the SOL network for financial transactions, and could negatively affect us, even if we are not directly affected.

Cyberattacks across industries, including SOL, are growing more frequent, persistent, and sophisticated, often carried out by well-funded groups, individuals or state actors. Techniques to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, hard to detect, and may go unnoticed until after an attack. Such threats may target us or our third-party providers. We may experience security breaches as a result of human error, insider threats, malfeasance or system flaws. Specifically, we expect ongoing attempts at unauthorized access through hacking, phishing, social engineering, fraud, and other methods implemented by criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Some attacks, including dormant or undetectable threats, could harm us even without directly breaching our systems. Remote work and geopolitical conflicts, such as the ongoing conflicts in Russia-Ukraine and Israel-Hamas, and other future conflicts, heighten these risks. Any future breach affecting us or others in the SOL industry, including third parties we rely on, could materially and adversely impact our financial condition and results.

We currently do not hedge our Solana exposure, which leaves us fully exposed to volatility.

At present, we do not intend to enter into hedging transactions, such as futures, options, or swaps, to mitigate fluctuations in the price of Solana. As a result, we will be fully exposed to adverse movements in the market price of Solana, which has historically experienced significant volatility. If Solana prices decline, the value of our holdings and balance sheet could be materially and adversely affected. While we may consider hedging strategies in the future, any such program would involve additional costs, regulatory and counterparty considerations, and could introduce new risks, including imperfect correlation with Solana prices, limited liquidity, and counterparty defaults.

Staking our Solana could limit liquidity and expose us to additional risks.

Solana does not pay interest, but if management determines to stake the Solana tokens we hold in treasury, rewards can be earned on our staked SOL. Future fluctuations in Solana’s trading prices may result in our converting Solana purchased with the net proceeds from any offering into cash with a value substantially below the net proceeds from such an offering. In addition, if we stake a portion of our Solana holdings, those tokens will be subject to bonding and unbonding periods during which they cannot be withdrawn, sold, or otherwise transferred. This lack of liquidity could materially and adversely affect our ability to respond to market volatility or to meet corporate liquidity needs. In addition, our staking rewards depend on validator performance, protocol issuance parameters, and overall network conditions. There is no assurance that rewards will be earned as expected or at all. If we engage in liquid staking, we may receive tradeable tokens that represent our staked SOL, but these tokens carry risks associated with smart contracts, counterparty default, and market liquidity.

We have no history in generating staking revenues from Solana, which could adversely affect our business, financial condition and operating results.

While our primary business focus is providing a global marketplace platform for patients, biospecimens, and data for research, we plan to adopt the Treasury Policy under which the principal holding in its treasury reserve on the balance sheet will be allocated to digital assets, and specifically long term strategy of holding SOL.

We have no operating history in respect of the Treasury Policy, which makes it difficult to forecast our prospects and future results of operations as to the Treasury Policy. You should take into account the risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our recent performance should not be considered indicative of our future performance. Further, in future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including unexpected government regulation, any reduction in the value of cryptocurrency generally or Solana specifically, demand for our platform, increased competition, contraction of our overall market, our inability to accurately forecast demand for our platform and plan for capacity constraints or our failure, for any reason, to capitalize on growth opportunities. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change, or if we do not address these risks successfully, our business would be harmed.

Our plans to pursue staking and liquid staking strategies expose us to additional competition, counterparty and operational risks.

If we stake through third-party validators or liquid staking providers, we will rely on those entities’ performance, security, and compliance. Failures by validators or providers, including technical failures, hacking, regulatory restrictions, or insolvency, could lead to partial or total loss of our staked Solana or of liquid staking tokens. Even if assets are not lost, we may suffer reduced rewards, delays in withdrawal, or reputational harm. These risks are in addition to the volatility and regulatory risks inherent in holding Solana generally. In addition, we expect to contend with other companies also focused on developing digital asset staking operations. Market participants with sufficient knowledge and capital has the ability acquire tokens on the open market and start staking, which would increase competition.

If we pursue income-generating strategies with our Solana other than staking, such activities could expose us to significant additional risks.

We may in the future engage in lending, collateralization, or other yield-generating activities involving Solana or liquid staking tokens. These activities carry risks such as counterparty default, smart contract failure, leverage risk, regulatory uncertainty, and reduced liquidity. Any losses from such activities could materially and adversely affect our business, financial condition, and results of operations.

Our pursuit of a Solana-based treasury program and other crypto asset activities could distract from our core biospecimen marketplace operations and expose us to significant risks.

While our primary business is providing a global marketplace platform for patients, biospecimens, and data for research, we are also pursuing a strategy of acquiring Solana and potentially other crypto assets as part of our Treasury Program. This separate strategy involves risks distinct from our core operations, including extreme price volatility, uncertain regulation, cybersecurity and custody risks, and reputational concerns. If management attention, financial resources, or investor perception becomes disproportionately focused on our crypto asset activities, our biospecimen business could suffer. Furthermore, if our crypto asset activities materially impact our financial condition or results of operations, investors may reassess our business model and value us differently than a company solely engaged in the biospecimen marketplace.

Our plans to diversify into other digital assets beyond Solana may expose us to additional risks.

While our current focus is on Solana, we may in the future acquire other cryptocurrencies or tokenized real-world assets. Each such asset presents unique risks, including differences in technology, governance, market adoption, regulatory treatment, liquidity, and custody. Diversification into other digital assets may not reduce risk and could increase our exposure to novel or less-tested protocols. If we acquire additional crypto assets, we may face operational, accounting, tax, and regulatory challenges distinct from those associated with Solana, which could adversely affect our business and financial condition.

Our potential spot trading activities could increase volatility and the risk of losses.

We may allocate a small portion of our treasury program to spot trading of Solana or other crypto assets. Spot trading exposes us to risks of adverse price movements, limited liquidity, execution delays, and counterparty failures. Unlike a long-term holding strategy, spot trading could result in realized losses that directly reduce our balance sheet. If our trading activities are unsuccessful, or if regulators impose restrictions on spot trading of digital assets, our financial results and reputation could be adversely affected.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares or the Warrant Shares by the Selling Stockholders pursuant to this prospectus. We may receive up to approximately $129 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

AUGUST 2025 PRIVATE PLACEMENT

On July 31, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company issued and sold, in a private placement (the “Private Placement”), an aggregate of 1,559,828 shares of its common stock, par value $0.0001 per share (the “Common Stock”), or, in lieu thereof, pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), at a purchase price of $1.122 per share of Common Stock or $1.1219 per Pre-Funded Warrant, reflecting an exercise price of $0.0001 per Pre-Funded Warrant share.

The Private Placement was conducted in compliance with Nasdaq Listing Rule 5635(d), which permits issuances of 20% or more of the outstanding Common Stock without shareholder approval when the offering is priced at or above the “Minimum Price” as defined under Nasdaq rules.

The Private Placement closed on August 4, 2025, and resulted in gross proceeds to the Company of approximately $1.75 million, before deducting placement agent fees and other offering expenses.

In connection with the Private Placement, the Company entered into an engagement letter with WestPark Capital, Inc. (“WestPark”), pursuant to which WestPark acted as the exclusive placement agent. As compensation for its services, WestPark received a cash commission equal to 4.0% of the gross proceeds of the Private Placement, plus reimbursement of certain legal and out-of-pocket expenses.

The Company used $500,000 of the net proceeds from the Private Placement to pay for marketing and advertising services to be provided by IR Agency LLC, a Delaware limited liability company (the “Consultant”), with the remainder of the proceeds used for working capital and general corporate purposes.

In connection with the Private Placement, the Company also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to file one or more registration statements with the Securities and Exchange Commission (the “Commission”) to register the resale of the shares of Common Stock issued in the Private Placement and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants. Pursuant to the Registration Rights Agreement, the Company is required to file the initial registration statement no later than the 15th calendar day following the closing date of the Private Placement.

Also on August 4, 2025, the Company entered into a marketing and investor relations agreement (the “IR Agreement”) with the Consultant, pursuant to which the Consultant will provide marketing and advertising services to promote the Company to the financial community. In consideration for such services, the Company agreed to pay the Consultant a cash fee of $500,000. The IR Agreement has an initial term of one (1) month and may be extended upon mutual written agreement. Either party may terminate the agreement upon written notice.

On July 31, 2025, the Company issued a press release announcing the pricing of the Private Placement. On August 4, 2025, the Company issued a subsequent press release announcing the closing of the Private Placement.

This prospectus forms a part of the registration statement that we are filing with the SEC to register the Shares and Warrant Shares.

SELLING STOCKHOLDERS

The Shares and the Warrant Shares being offered by the Selling Stockholders are those shares of common stock issued to the Selling Stockholders in the August 2025 Private Placement and those shares of common stock issuable upon the exercise of the Warrants, which were also issued to the Selling Stockholders in the August 2025 Private Placement. We are registering the Shares and the Warrant Shares issuable upon exercise of the Warrants in order to permit the Selling Stockholders to offer such shares for resale from time to time. Except for the ownership of the Shares and the Warrants, the transactions contemplated pursuant to the Purchase Agreement, and as disclosed in this section under “Material Relationships with Selling Stockholders”, none of the Selling Stockholders have had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Stockholder, including (i) the shares of Common Stock beneficially owned by the Selling Stockholder prior to this offering, (ii) the number of Shares being offered by the Selling Stockholder pursuant to this prospectus, (iii) the number of Warrant Shares being offered by the Selling Stockholder pursuant to this prospectus and (iv) the Selling Stockholders’ beneficial ownership after completion of this offering. The registration of the Shares and the Warrant Shares issuable to the Selling Stockholders upon the exercise of the Warrants does not necessarily mean that the Selling Stockholders will sell all or any of such shares, but the number of shares of common stock and percentages set forth in the final two columns below assume that all shares of common stock being offered by the Selling Stockholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Stockholders as of December 18, 2025, without regard to any limitations on exercise described in this prospectus or in the Warrants.

The table is based on information supplied to us by the Selling Stockholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of common stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of common stock beneficially owned by a Selling Stockholder and the percentage ownership of that Selling Stockholder, shares of common stock subject to warrants held by that Selling Stockholder that are exercisable for shares of common stock within 60 days after December 18, 2025, are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Maximum Number of Warrant Shares to be Sold Pursuant to this Prospectus(3)	Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage Beneficially Owned After Offering(4)
Corbo Capital Inc. (5)	1,001,677	(5)	0	846,777	154,900	1.59%
Alternative Investment Capital Inc. (6)	445,672	(6)	0	445,672	0	*
Nomis Bay Ltd. (7)	195,357	(7)	165,775	0	29,582	*
BPY Limited (8)	119,735	(8)	101,604	0	18,131	*
TOTAL	1,762,441		267,379	1,292,449	202,613

*	Less than 1%

1)	All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates and attribution parties, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (each such limitation, a “Beneficial Ownership Limitation”).

2)	Represents shares of common stock issued to the Selling Stockholders in the August 2025 Private Placement and offered hereby.

3)	Represents shares of common stock owned by the Selling Stockholders upon full exercise of the Warrants offered hereby.

4)

The number of shares owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 9,770,984 shares of Common Stock outstanding on October 6, 2025, which includes the 1,559,828 Shares issued to the Selling Stockholders in the August 2025 Private Placement, as of such date, and assumes full exercise of the Warrants that are exercisable for Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns assumes the sale of all of the Shares and the Warrant Shares being offered hereby by the Selling Stockholders without taking into account the effect of the Beneficial Ownership Limitations in any of the Warrants held by the Selling Stockholders after this offering.

5)	Consists of (i) 846,777 shares of Common Stock underlying Warrants, with an exercise price of $0.0001 per share, from the August 2025 Private Placement; and (ii) 154,900 shares of Common Stock owned prior to the August 2025 Private Placement. Adam Chambers holds voting and dispositive power over the securities reported herein that are held by Corbo Capital Inc. Mr. Chambers disclaims beneficial ownership of the securities reported herein that are held by Corbo Capital Inc. The address of Corbo Capital Inc. is 405 5th Ave S, Naples, FL 34102.

6)	Consists of 445,672 shares of Common Stock underlying Warrants, with an exercise price of $0.0001 per share, from the August 2025 Private Placement. Connor Yuen is the Chief Executive Officer of Alternative Investment Capital Inc. and holds voting and dispositive power over the securities reported herein that are held by Alternative Investment Capital Inc. Mr. Yuen disclaims beneficial ownership of the securities reported herein that are held by Alternative Investment Capital Inc. The address of Alternative Investment Capital Inc. is 850 New Burton Road, Suite 201, Dover, DE 19904.

7)	Consists of (i) 165,775 shares of Common Stock from the August 2025 Private Placement; and (ii) 29,582 shares of Common Stock owned prior to the August 2025 Private Placement. Jason Jagessar has voting control and investment discretion over securities beneficially owned directly or indirectly by Nomis Bay Ltd. Mr. Jagessar disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by Nomis Bay Ltd. The business address of Nomis Bay Ltd is 5 Reid Street, Hamilton, Bermuda HM 11.

8)	Consists of (i) 101,604 shares of Common Stock from the August 2025 Private Placement; and (ii) 18,131 shares of Common Stock owned prior to the August 2025 Private Placement. Jason Jagessar has voting control and investment discretion over securities beneficially owned directly or indirectly by BPY Limited. Mr. Jagessar disclaims any beneficial ownership of the securities beneficially owned directly or indirectly by BPY Limited. The business address of BPY Limited is 5 Reid Street, Hamilton, Bermuda HM 11.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

➢	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

➢	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

➢	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

➢	an exchange distribution in accordance with the rules of the applicable exchange;

➢	privately negotiated transactions;

➢	settlement of short sales;

➢	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

➢	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

➢	a combination of any such methods of sale; or

➢	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholder.

LEGAL MATTERS

Sichenzia Ross Ference Carmel LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

EXPERTS

The financial statements of the Company, as of and for the year ended December 31, 2024 have been audited by Bush & Associates CPA LLC (“Bush & Associates”) as our independent registered public accounting firm for fiscal 2024, and the financial statements of the Company as of and for the year ended December 31, 2023 have been audited by Wolf & Company, P.C., our former independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of the Company to continue as a going concern as described in Note 1 to the financial statements), and are incorporat ed by reference to our Annual Report on Form 10-K for the year ended December 31, 2024 in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus will be updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. You should read all information incorporated by reference to determine whether any statement in this prospectus has been modified or superseded.

This prospectus incorporates by reference the following documents that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 14, 2025, including the portions of our Definitive Proxy Statement on Schedule 14A filed on November 21, 2025 that are incorporated by reference therein;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC on May 19, 2025, August 14, 2025, and November 17, 2025, respectively;

●	our Current Reports on Form 8-K filed with the SEC on November 21, 2025 and December 1, 2025; and

●	the description of our common stock contained in our registration statement on Form 8-A filed on June 14, 2021, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of the registration statement of which this prospectus forms a part and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information contained or incorporated in this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.iSpecimen.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

iSpecimen Inc.

1,559,828 Shares of Common Stock

PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and to FINRA.

Description	Amount to be Paid
Filing Fee - Securities and Exchange Commission	$292.48
Legal fees and expenses	65,000
Accounting fees and expenses	75,000
Transfer agent’s and registrar fees and expenses	5,000
Printing fees and expenses	12,000
Total	$157,292.48

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our second amended and restated bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our fourth amended and restated certificate of incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our fourth amended and restated certificate of incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Our fourth amended and restated certificate of incorporation and second amended and restated bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our fourth amended and restated certificate of incorporation and second amended and restated bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our second amended and restated bylaws.

Our obligation to provide indemnification under our second amended and restated bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our second amended and restated bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our second amended and restated bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

Our second amended and restated bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our second amended and restated bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance. The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

On July 31, 2025, we entered into the Purchase Agreement with certain accredited investors, pursuant to which the Company issued and sold, in a private placement an aggregate of 1,559,828 shares of its common stock, par value $0.0001 per share, or, in lieu thereof, pre-funded warrants to purchase shares of Common Stock, at a purchase price of $1.122 per share of Common Stock or $1.1219 per Pre-Funded Warrant, reflecting an exercise price of $0.0001 per Pre-Funded Warrant share.

The August 2025 Private Placement was conducted in compliance with Nasdaq Listing Rule 5635(d), which permits issuances of 20% or more of the outstanding Common Stock without shareholder approval when the offering is priced at or above the “Minimum Price” as defined under Nasdaq rules. The August 2025 Private Placement closed on August 4, 2025, and resulted in gross proceeds to the Company of approximately $1.75 million, before deducting placement agent fees and other offering expenses.

The sale and the issuance of the foregoing securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). We made this determination based on the representations of each investor which included, in pertinent part, that each such investor was either (a) an “accredited investor” within the meaning of Rule 501 of Regulation D or (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and upon such further representations from each investor that (i) such investor acquired the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) such investor agreed not to sell or otherwise transfer the purchased securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) such investor had knowledge and experience in financial and business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us, (iv) such investor had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (v) such investor had no need for the liquidity in its investment in us and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for securities issued in reliance upon these exemptions.

No.	Description of Exhibit
3.1	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on June 22, 2021).
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed with the SEC on June 22, 2021).
3.3	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on July 10, 2025).
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Company ’s Form 8-K filed with the SEC on November 29, 2021).
4.2	Warrant to Purchase Stock – Western Alliance Bank (incorporated by reference as Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on August 16, 2021).
4.3	Description of Securities (incorporated by reference to Exhibit 4.3 of the Company’s Form 10-K filed with the SEC on March 22, 2022).
4.4	Senior Note, dated as of September 25, 2024 (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the SEC on September 25, 2024).
4.5	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the SEC on October 31, 2024).
4.6	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1, as amended (File No. 333-286958)).
4.7	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed with the SEC on August 5, 2025).
5.1***	Legal Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Loan and Security Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on August 16, 2021).
10.2	Warrant to Purchase Common Stock issued to Western Alliance Bank on August 13, 2021 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on August 16, 2021).
10.3	Securities Purchase Agreement, dated November 28, 2021, by and between the Company and the purchasers named therein (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on November 29, 2021).
10.4	Registration Rights Agreement, dated November 28, 2021, by and between the Company and the investors named therein (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on November 29, 2021).
10.5	Placement Agency Agreement, dated November 28, 2021, by and between the Company and ThinkEquity LLC (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on November 29, 2021).
10.6	iSpecimen Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company ’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.7	iSpecimen Inc. 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company ’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.8	Form of Indemnification Agreement, by and between the Company and certain directors and executive officers (incorporated by reference to Exhibit 10.3 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.9	Form of Confidentiality, Non-Competition And Assignment Agreement, by and between iSpecimen Inc. and each of its employees (incorporated by reference to Exhibit 10.4 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.10	Lease between the Company and Bedford Street LLC (incorporated by reference to Exhibit 10.5 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.11	Form of Series A Preferred Stock Subscription Agreement (incorporated by reference to Exhibit 10.6 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.12	Capital Commitment Agreement, dated September 1, 2012 (incorporated by reference to Exhibit 10.7 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.13	Form of Series B Preferred Stock Purchase Agreement, dated August 22, 2014 (incorporated by reference to Exhibit 10.8 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.14	Form of Investors’ Rights Agreement for Series A-1 Preferred Stock and Series B Preferred Stock Investors (incorporated by reference to Exhibit 10.9 of the Company’s Form S-1/A (File No. 333- 250198) with the SEC on December 31, 2020).
10.15	Form of Convertible Note Subscription Agreement (incorporated by reference to Exhibit 10.10 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.16	Form of Unsecured Convertible Promissory Note (incorporated by reference to Exhibit 10.11 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.17	Unsecured Convertible Promissory Note, dated December 29, 2017, issued by the Company to Anna- Maria and Stephen Kellen Foundation, Inc. (incorporated by reference to Exhibit 10.12 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).

10.18	Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated August 3, 2018, by and among the Company, Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (incorporated by reference to Exhibit 10.13 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.19	Second Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated May 1, 2019, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (incorporated by reference to Exhibit 10.14 of the Company’s Form S- 1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.20	Third Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated November 15, 2019, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (incorporated by reference to Exhibit 10.15 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.21	Fourth Omnibus Amendment to Unsecured Convertible Notes and Subscription Agreement, dated September 19, 2020, by and among iSpecimen Inc., Andrew L. Ross, Anna-Maria and Stephen Kellen Foundation, Inc., and OBF Investments, LLC (incorporated by reference to Exhibit 10.16 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.22	Form of Note Subscription Agreement for Secured Bridge Debt (incorporated by reference to Exhibit 10.17 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.23	Form of Secured Promissory Note for Secured Bridge Debt (incorporated by reference to Exhibit 10.18 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.24	First Amendment to Note Subscription Agreements and Secured Promissory Notes, dated May 1, 2019, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.19 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.25	Second Amendment to Note Subscription Agreements and Secured Promissory Notes, dated November 15, 2019, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.20 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.26	Third Amendment to Note Subscription Agreements and Secured Promissory Notes, dated June 15, 2020, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.21 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.27	Fourth Amendment to Note Subscription Agreements and Secured Promissory Notes, dated October 1, 2020, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.22 of the Company’s Form S-1/A (File No. 333-250198) with the SEC on December 31, 2020).
10.28	Fifth Amendment to Note Subscription Agreements and Secured Promissory Notes, dated March 15, 2021, by and among the Company and Note Investors (incorporated by reference to Exhibit 10.23 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.29	iSpecimen Inc. Second Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on May 26, 2022).
10.30#	Executive Employment Agreement by and between the Company and Christopher lanelli (incorporated by reference to Exhibit 10.25 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.31#	Executive Employment Agreement by and between the Company and Jill Mullan (incorporated by reference to Exhibit 10.26 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.32#	Executive Employment Agreement by and between the Company and Tracy Curley (incorporated by reference to Exhibit 10.27 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.33#	Employment Agreement by and between the Company and Benjamin Bielak (incorporated by reference to Exhibit 10.28 of the Company’s Form S-1/A3 (File No. 333-250198) with the SEC on April 2, 2021).
10.34	Factoring Agreement, dated January 1, 2021, by and between iSpecimen Inc. and Versant Funding, LLC (incorporated by reference to Exhibit 10.29 of the Company’s Form S-1/A4 (File No. 333-250198) filed with the SEC on April 27, 2021).
10.35	Waiver Agreement, dated April 29, 2022, by and between the Company and Western Alliance Bank (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on April 29, 2022).
10.36#	First Amendment to Executive Employment Agreement, dated as of June 20, 2022, between the Company and Christopher Ianelli (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on June 21, 2022).

10.37#	First Amendment to Executive Employment Agreement, dated as of June 20, 2022, between the Company and Jill Mullan (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on June 21, 2022).
10.38#	First Amendment to Executive Employment Agreement, dated as of June 20, 2022, between the Company and Tracy Curley (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on June 21, 2022).
10.39#	First Amendment to Executive Employment Agreement, dated as of June 20, 2022, between the Company and Benjamin Bielak (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed with the SEC on June 21, 2022).
10.40+#	First Amended and Restated Executive Employment Agreement, dated October 24, 2022, by and between Tracy Wilson Curley and iSpecimen Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.41	First Restated Noncompetition, Nonsolicitation, Nondisclosure and Inventions Agreement, dated October 24, 2022, by and between Tracy Wilson Curley and iSpecimen Inc. (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.42+#	First Amended and Restated Executive Employment Agreement, dated October 24, 2022, by and between Benjamin Bielak and iSpecimen Inc. (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.43	First Restated Noncompetition, Nonsolicitation, Nondisclosure and Inventions Agreement, dated October 24, 2022, by and between Benjamin Bielak and iSpecimen Inc. (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.44+	Separation Agreement, dated October 24, 2022, by and between Christopher Ianelli and iSpecimen Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.45+	Separation Agreement effective October 24, 2022, by and between Jill Mullan and iSpecimen Inc. (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K filed with the SEC on October 28, 2022).
10.46	Note Purchase Agreement, dated as of September 19, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on September 25, 2024).
10.47	Form of Placement Agency Agreement, dated as of October 29, 2024 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on October 31, 2024).
10.48	Form of Securities Purchase Agreement, dated as of October 29, 2024 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on October 31, 2024).
10.49	Investor Relations Agreement, dated October 31, 2024, by and between the Company and IR Agency LLC (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on October 31, 2024).
10.50	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form S-1, as amended (File No. 333-286958)).
10.51	Consulting Agreement with IR Agency LLC (incorporated by reference to Exhibit 10.45 to the Registration Statement on Form S-1, as amended (File No. 333-286958)).
10.52	Software Purchase and Services Agreement with Sales Stack Solutions Corp. (incorporated by reference to Exhibit 10.46 to the Registration Statement on Form S-1, as amended (File No. 333-286958)).
10.53	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on August 5, 2025).
10.54	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on August 5, 2025).
10.55	Investor Relations Agreement by and between the Company and IR Agency LLC (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed with the SEC on August 5, 2025).
14	Form of Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14 of the Company’s Form S-1/A4 (File No. 333-250198) filed with the SEC on April 27, 2021).
23.1*	Consent of Wolf & Company, P.C.
23.2*	Consent of Bush & Associates CPA LLC.
23.3***	Consent of Sichenzia Ross Ference Carmel LLP (contained in Exhibit 5.1).
97.1	iSpecimen Inc. Executive Compensation Clawback Policy (Adopted on October 27, 2023) (incorporated by reference to Exhibit 97.1 of the Company’s Form 10-K filed with the SEC on March 13, 2024).
107***	Filing Fee Table

*	Filed herewith.

**	Furnished herewith.

***	Previously filed

+	Schedules and exhibits have been omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)	That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woburn, State of Massachusetts, on the 19th day of December 2025.

iSPECIMEN INC.

By:	/s/ Robert Bradley Lim
Robert Bradley Lim
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints Robert Bradley Lim and Katharyn Field and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or any substitute or substitutes for each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names.

Signature	Title	Date

/s/ Robert Bradley Lim	Chief Executive Officer, Treasurer,	December 19, 2025
Robert Bradley Lim	Secretary and Director

/s/ Yuying Liang	Principal Accounting and Financial Officer	December 19, 2025
Yuying Liang

/s/ Siyun Yang	Director	December 19, 2025
Siyun Yang

/s/ Anthony Lau	Director	December 19, 2025
Anthony Lau

/s/ Avtar Dhaliwal	Director	December 19, 2025
Avtar Dhaliwal